Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

BETWEEN

FISCHER IMAGING CORPORATION

(“Seller”)

AND

HOLOGIC, INC.

(“Buyer”)

JUNE 22, 2005

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SECTION 5.5	LEGAL CONDITIONS TO CLOSING
SECTION 5.6	PUBLIC DISCLOSURE
SECTION 5.7	NOTIFICATION OF CERTAIN MATTERS
SECTION 5.8	EMPLOYMENT ARRANGEMENTS AND EMPLOYEE BENEFITS
SECTION 5.9	POST-CLOSING CONTRACTUAL ARRANGEMENTS
SECTION 5.10	LOAN TO SELLER

ARTICLE VA. LICENSE AGREEMENT

SECTION 5A.1.	LICENSE
SECTION 5A.2	ADDITIONAL LIMITATIONS AND RESTRICTIONS
SECTION 5A.3	CONFIDENTIALITY
SECTION 5A.4	PROPRIETARY NOTICES
SECTION 5A.5	MAINTENANCE OF RECORDS; AUDIT
SECTION 5A.6	NO WARRANTY
SECTION 5A.7	LIMITATION OF LIABILITY
SECTION 5A.8	TERM AND TERMINATION
SECTION 5A.9	EFFECT OF TERMINATION

ARTICLE VI. CONDITIONS TO CLOSING

SECTION 6.1	CONDITIONS TO EACH PARTY’S OBLIGATION TO CLOSE
SECTION 6.2	ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER
SECTION 6.3	ADDITIONAL CONDITIONS TO OBLIGATIONS OF SELLER

ARTICLE VII. TERMINATION AND AMENDMENT

SECTION 7.1	TERMINATION
SECTION 7.2	EFFECTS OF TERMINATION
SECTION 7.3	FEES, EXPENSES, LOAN REPAYMENT
SECTION 7.4	AMENDMENT
SECTION 7.5	EXTENSION; WAIVER

ARTICLE VIII. INDEMNIFICATION

SECTION 8.1	DEFINITIONS AND RULES
SECTION 8.2	INDEMNIFICATION BY SELLER
SECTION 8.3	INDEMNIFICATION BY BUYER
SECTION 8.4	NOTICE
SECTION 8.5	DEFENSE OF THIRD PARTY ACTIONS
SECTION 8.6	MISCELLANEOUS
SECTION 8.7	PAYMENT OF INDEMNIFICATION

ARTICLE IX. ADDITIONAL POST-CLOSING AGREEMENTS

SECTION 9.1	BOOKS AND RECORDS; TAX MATTERS
SECTION 9.2	NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS
SECTION 9.3	COVENANT NOT TO COMPETE
SECTION 9.4	FINANCIAL STATEMENTS

ARTICLE X. MISCELLANEOUS

SECTION 10.1	NOTICES

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SECTION 10.2	INTERPRETATION
SECTION 10.3	COUNTERPARTS
SECTION 10.4	ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES
SECTION 10.5	GOVERNING LAW AND VENUE
SECTION 10.6	WAIVER OF JURY TRIAL
SECTION 10.7	ASSIGNMENT
SECTION 10.8	SEVERABILITY
SECTION 10.9	SUBSIDIARIES

List of Exhibits
List of Schedules

iii

TABLE OF DEFINED TERMS

Term	Section or Place Where Defined
Acquisition Proposal	5.1
Agreement	Preamble
Alternative Transaction	7.3(f)
Ancillary Agreements	2.5(a)
Antitrust Laws	5.5(b)
Assumed Intellectual Property Authorization Liabilities	1.2(a)
Assumed Liabilities	1.2(a)
Assumed License Obligations	1.2(a)
Balance Amount	1.3(a)(ii)
Base Balance Sheet	2.6(b)
Bill of Sale	1.6
Buyer	Preamble
Buyer Disclosure Schedule	Article III Preamble
Buyer Financial Statements	3.4(b)
Buyer Material Adverse Effect	3.3(a)
Buyer Reimbursable Expense	7.3(b)
Buyer SEC Reports	3.4(a)
Buyer’s Indemnified Persons	8.1(a)
Buyer’s Modifications	5A.2
Buyer’s Notice	5A.1(b)
Buyer’s Purchase Period	5A.1(b)
Charter	2.1
Closing	1.4
Closing Date	1.4
Closing Loan Amount	1.3(a)(i)
Confidentiality Agreement	4.3
Consumables	9.3(a)
Customer Information	1.1(iv)
EES	5A.1(a)
EES Agreement	5A.1(a)
EES Distributor Agreement	5A.1(a)
EES Distributorship Agreement	5A.1(a)
EES Purchase Agreement	5A.1(a)
EES Termination Date	5A.1(a)
Encumbrances	2.9
ERISA	2.11
Exchange Act	2.5(b)
Excluded Software	1.1(iii)
GAAP	2.6(b)
Governmental Entity	2.5(b)
Indemnified Person	8.1(a)
Indemnifying Person	8.1(a)

i

Intellectual Property Assignments	1.6
Intellectual Property Authorizations	1.1
Intellectual Property Licenses	1.1(vii)
Interested Acquiror	5.1(a)
IP Contracts	2.10(h)
IP Registration Fees	2.10(l)
Licensed Intellectual Property	5A.1(a)
Loan Agreement	1.7
Losses	8.1(a)
Mammography Employees	2.12(a)
Mammography Business	Recitals
Mammography Intellectual Property	1.1
Mammography Intellectual Property Material Adverse Effect	2.1
Mammography Products	Recitals
Material Investigation or Inquiry	7.1(c)
Offered Business	5A.1(b)
Outside Date	7.1(b)
Parties	Preamble
Pending Action	7.1(c)
Permitted Assets	5.1(d)
Permitted Upgrades	5A.1(a)
Philips	5A.1(a)
Philips Supply Agreement	5A.1(a)
Philips Termination Date	5A.1(a)
Proceeding	6.2(d)
Protection Policies	2.10(f)
Proxy Statement	5.2(a)
Purchase Price	1.3(a)
Registration Statement	5.2(a)
Regulatory Data	1.1(vi)
RE&S Activities	5A.1(a)
RE&S License	5A.1(c)
RE&S Products	5A.1(d)
Retained Liabilities	1.2
SEC	2.5(b)
Securities Act	6.2(l)
Seller	Preamble
Seller Disclosure Schedule	Article II Preamble
Seller Financial Statements	2.6(b)
Seller Indemnified Persons	8.1(a)
Seller Meeting	5.2(a)
Seller Permitted Response Actions	5.1(a)
Seller SEC Filings	2.6(a)
Seller’s Notice	5A.1(b)

ii

Seller Voting Proposal	5.4
SenoScan Upgrade Contracts	2.10(k)
Service and Warranty Obligations	5A.1(a)
Superior Proposal	5.1A(a)(1)
Tax(es)	2.8
Third Party	7.3(f)
Third Party Action	8.1(a)
Transferred Employees	5.11(b)
Upgrade	2.10(j)
Vendor Lists	1.1(v)
WARN	5.11(f)

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of June 22, 2005 between Fischer Imaging Corporation, a Delaware corporation (“Seller”), and Hologic, Inc., a Delaware corporation (“Buyer”).  Seller and Buyer are referred to together herein as the “Parties.”

RECITALS:

WHEREAS, Seller is engaged in the business of researching, designing, developing, manufacturing, distributing, servicing, licensing and selling mammography and breast biopsy systems and other products and technology related to such systems and/or breast health, or breast cancer detection or therapy (including, without limitation, its research, development and clinical testing activities related to ultrasound fusion and brachytherapy), including without limitation, its SenoScan and MammoTest product lines (the SenoScan, MammoTest product lines and such other products and technology are collectively referred to herein as, the “Mammography Products” and the Seller’s business of researching, designing, developing, manufacturing, distributing, servicing, licensing, selling or otherwise transferring or disposing of for value the Mammography Products is referred to herein as the “Mammography Business”);

WHEREAS, Seller owns, or is licensed or otherwise possesses legally enforceable rights to use the Mammography Intellectual Property and the Intellectual Property Authorizations (as each such term is defined in Section 1.1 hereof) used in the Mammography Business;

WHEREAS, Buyer desires to acquire from Seller and Seller desires to sell to the Buyer the Mammography Intellectual Property and a limited right to use the Intellectual Property Authorizations, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, following the consummation of the sale by Seller to Buyer of the Mammography Intellectual Property, Buyer desires to grant to Seller a non-exclusive, limited license to continue to use the Mammography Intellectual Property in order to allow the Seller to fulfill certain continuing obligations relating thereto and as necessary to carry out the RE&S Activities (as defined in Section 5A.1(a) hereof).

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in order to consummate said sale and license, the parties hereto agree as follows:

ARTICLE I.           PURCHASE AND SALE OF THE MAMMOGRAPHY INTELLECTUAL PROPERTY

Section 1.1             Purchase and Sale.

On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.4), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the Mammography Intellectual Property free and clear of all Encumbrances (as defined in Section 2.09 hereof) and, if so requested in writing by notice from the Buyer to the Seller (which may be given at any time prior to or after the Closing Date) in accordance with Section 10.1 hereof, the right to use any Intellectual Property Authorizations in connection with the Buyer’s sale of any Buyer manufactured products after the Closing Date.  “Mammography Intellectual Property” shall mean all of the intellectual property rights used by Seller in conducting the Mammography Business or otherwise related to the conduct of the Mammography Business including, without limitation all of the following assets so used or related to the Mammography Business:

(i)            all United States and foreign patents, trademarks, trade names, domain names, service marks and copyrights and any applications for and registrations of such patents, trademarks, trade names, domain names, service marks and copyrights and any renewal, derivation, modification or extensions thereof;

(ii)           all processes, formulae, algorithms, methods, schematics, trade secrets, technology, mask works, know-how, inventions and tangible or intangible proprietary information or material, including without limitation all catalogs, research material, technical information, designs, drawings, formulae, processes, procedures, documentation, diagrams, flow charts, methods and schematics;

(iii)          computer software programs or applications (in object code and source code form) excluding any computer software programs or applications set forth on Schedule 1.1(iii) (the “Excluded Software”);

(iv)          past and present customer lists for the Mammography Products to the extent reasonably available which set forth the name, address and relevant contact person of each such customer, a detailed list of each prospective customer of the Seller that has previously received a sales quote from the Seller within the past 24 months with respect to the Mammography Products including the name, address and relevant contact person of each prospective customer accompanied by all of Seller’s quote reports for the 24-month period prior to the date hereof, and all other data and information relating to the customers of the Mammography Products and sales activities relating thereto (collectively, the “Customer Information”);

(v)           vendor lists to the extent reasonably available detailing the name, address and relevant contact person for each past and present vendor supplying products or services to the Seller relating to the Mammography Products (collectively, the “Vendor Lists”);

(vi)          all currently existing data relating to any of Seller’s approvals, clearances, licenses, registrations, permits, franchises, product registrations or authorizations issued by any federal, state, municipal or foreign authority, or any third party test house, registrar or certification body, relating to the Mammography Intellectual Property, including, without limitation, all clinical trial data, and filings, engineering and design documentation, manufacturing and test results and procedures (collectively, the “Regulatory Data”);

(vii)         all licenses or sublicenses held by the Seller to any of the foregoing intellectual property rights (the “Intellectual Property Licenses”) to the extent transferable;

(viii)        all rights to sue for past infringement of any of the Mammography Intellectual Property.

“Intellectual Property Authorizations” shall mean Seller’s then-in-force approvals, clearances, licenses, registrations, permits, franchises, product registrations or authorizations issued by any federal, state, municipal or foreign authority, or any third party test house, registrar or certification body, relating to the Mammography Intellectual Property, to the extent then-permissible by law.

Notwithstanding the foregoing, the Mammography Intellectual Property shall not include the trade name Fischer Imaging or any derivative thereof, any registered trademark containing the trade name Fischer Imaging or any derivative thereof, or any domain name containing the name Fischer Imaging or any derivative thereof.

Section 1.2             Assumed Liabilities.

(a) Buyer agrees to assume all of the obligations of the Seller under the Intellectual Property Licenses transferred by Seller to Buyer hereunder; provided, however, that Buyer assumes no liability under any Intellectual Property License arising out of or relating to acts or omission of Seller, the conduct of the business or operations of Seller, or the failure to obtain any consent necessary to transfer any Intellectual Property License (collectively, the “Assumed License Liabilities”).  Buyer agrees to assume all obligations relating exclusively to Buyer’s use of any of the Intellectual Property Authorizations pursuant to the exercise of Buyer’s rights to use such Intellectual Property Authorizations as set forth in Section 1.1. above (collectively, the “Assumed Intellectual Property Authorization Liabilities” and collectively with the Assumed License Liabilities, the “Assumed Liabilities.”  For the avoidance of doubt: (i) except with respect to the Assumed Intellectual Property Authorization Liabilities, Buyer shall assume no obligation, responsibility or liability relating to the Intellectual Property Authorizations, and Seller shall retain the right, in its sole discretion, to continue or discontinue all Intellectual Property Authorizations, and shall remain responsible for all obligations, responsibilities or liabilities relating to the Intellectual Property Authorizations whether arising before or after the Closing Date, and (ii) the parties acknowledge that Buyer does not assume any obligation, responsibility or liability relating to the Regulatory Data, including without limitation, any responsibility to update or maintain any Regulatory Data.

(b) Upon the sale and purchase of the Mammography Intellectual Property, except for the Assumed Liabilities, Buyer shall not assume and shall not be liable for any debt, obligation, responsibility or liability of Seller or any affiliate of Seller, or any claim against any of the foregoing, whether known or unknown, contingent or absolute, asserted or unasserted, or otherwise (all such liabilities of Seller, the “Retained Liabilities”).  Seller shall remain responsible for such Retained Liabilities.

Section 1.3             Purchase Price and Payment.

In consideration of the sale, transfer, conveyance, assignment and delivery of the Mammography Intellectual Property by Seller to Buyer, and in reliance upon the representations and warranties made herein by Seller, Buyer will, in full payment therefor, pay to Seller an aggregate purchase price (the “Purchase Price”) of Thirty Two Million Dollars ($32,000,000.00), payable as follows:

(i)            An amount equal to the principal and interest and any other amounts due to Buyer under the Loan Agreement (as defined in Section 1.7) to be evidenced by a termination of the Loan Agreement and forgiveness of Buyer of all such amounts due (the “Closing Loan Amount”); and

(ii)           The remaining portion of the Purchase Price (the amount equal to Thirty Two Million Dollars ($32,000,000) less the Closing Loan Amount, being referred to herein as the “Balance Amount”), shall be paid by wire transfer of immediately available funds to a bank account designated in writing by Seller to Buyer not less than 24 hours prior to Closing.

Section 1.4             Time and Place of Closing.

The closing of the purchase and sale provided for in this Agreement (the “Closing”) will take place at 10:00 a.m., Boston time, on a date to be specified by Buyer and Seller (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than delivery of items to be delivered at Closing), at the offices of Brown Rudnick Berlack Israels LLP, One Financial Center, Boston, Massachusetts, unless another date, place or time is agreed to in writing by Buyer and Seller.

Section 1.5             Transfer of the Mammography Intellectual Property.

At the Closing, Seller shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all of the Mammography Intellectual Property, including among other things, (a) bills of sale (including, without limitation, a bill of sale in substantially the form attached hereto as Exhibit A hereof (“Bill of Sale”), (b) an intellectual property assignment or assignments in substantially the form attached hereto as Exhibits B-1 and B-2 or any equivalent documents as may be required to accomplish the assignment of intellectual property in foreign jurisdictions (collectively, the “Intellectual Property Assignments”), (c) sublicenses or assignments of the Intellectual Property Licenses to the extent transferrable, and (d) such other instruments of transfer as may be reasonably required.  Such other instruments of transfer (i) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (ii) shall be in the form and substance reasonably satisfactory to counsel for Buyer, and (iii) shall effectively vest in Buyer good title to all of the Mammography Intellectual Property, free and clear of all liens, restrictions and encumbrances.

Section 1.6             Delivery of Loan Agreement

Simultaneously with the execution hereof, Seller and Buyer have executed and delivered the Loan Agreement in the form attached hereto as Exhibit C and such other agreements, instruments, certificates and other documents contemplated to be executed by such party in connection therewith, including without limitation the Security Agreement, the Patent Security Agreement, the Trademark Security Agreement and the Note in the forms set forth as Exhibits C-1, C-2, C-3 and C-4 (collectively, the “Loan Agreement”).

Section 1.7             Further Assurances

Seller from time to time after the Closing, at the request of Buyer, and without further consideration shall execute and deliver further instruments of transfer and assignment (in addition to those delivered under Sections 1.5) and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Mammography Intellectual Property.  To the extent that the assignment of any contract, license, application, commitment or right shall require the consent of other parties thereto, this Agreement shall not constitute an assignment thereof; however, (a) Seller shall use its commercially reasonable efforts before and after the Closing to obtain any necessary consents or waivers to assure Buyer of the benefits of such contracts, licenses, applications, commitments or rights, and (b) Seller shall otherwise take all further actions as shall be reasonably necessary to procure for Buyer the economic rights and benefits under such contracts, license, application, commitment or right, including without limitation if appropriate, acquiring the intellectual property subject to such contract, license, application, commitment or right as agent for, or for the benefit of or resale to, Buyer.  Without limiting the foregoing, from and after the Closing Date, Seller will cooperate with Buyer, without further consideration, in order to offer the Buyer reasonable access to the Mammography Employees (as such term is defined in Section 2.12) involved in the design and development of the Mammography Products in order to assist the Buyer’s efforts to integrate the Mammography Intellectual Property into the operations of the Buyer.  Nothing herein shall be read to require or otherwise obligate the Seller to continue the employment of any of the Mammography Employees before or after the Closing Date.

Section 1.8             Allocation of Purchase Price.

As soon as practicable after the Closing, the Buyer shall prepare a memorandum setting forth an allocation of the Purchase Price payable by Buyer for the Mammography Intellectual Property acquired pursuant hereto among each item of the Mammography Intellectual Property.  Such allocations shall be subject to Seller’s reasonable approval. The prices reflected in said memorandum shall represent the fair market values of each item of the Mammography Intellectual Property at the Closing, to the best of the knowledge and belief of Buyer, and the parties hereto agree that they will not take a position inconsistent with such allocation for federal income tax purposes.

Section 1.9             Transfer Taxes.

Any transfer or sales Tax, stamp duty or similar costs relating to the consummation of the transactions contemplated hereby shall be borne by the Buyer.

ARTICLE II.          REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article II are true and correct, except as set forth herein or in the disclosure schedule delivered by Seller to Buyer on or before the date of this Agreement (the “Seller Disclosure Schedule”).  The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II and the disclosure in any paragraph shall qualify other paragraphs in this Article II only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

Section 2.1             Organization and Qualification of Seller.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own, lease and operate its properties in the manner and in the places where such properties are owned or leased.  The copies of Seller’s Certificate of Incorporation (“Charter”) or equivalent document as amended to date, certified by the Secretary of State of the State of Delaware, and of Seller’s bylaws as amended to date, certified by Seller’s Secretary, previously delivered to Buyer’s counsel, are, and will be at the Closing, complete and correct. Seller is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where it is required to be licensed or qualified to conduct its business or own its property except where the failure to be so licensed or qualified or in good standing would not have a material adverse effect upon (i) the Seller’s ability to transfer the Mammography Intellectual Property to the Buyer at the Closing in accordance with the terms and conditions hereof including, without limitation, the ability to transfer the Mammography Intellectual Property free and clear of any Encumbrance (as such term is defined in Section 2.10), (ii) the Buyer’s right to use, practice, license, sell, or otherwise dispose of the Mammography Intellectual Property as contemplated hereby and to exclude any third party from any use, practice, license, or sale of the Mammography Intellectual Property from and after the Closing Date other than as specifically contemplated under the terms of the license agreement contained in Section 5A.1 hereof, or (iii) the Seller’s ability to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof (a “Mammography Intellectual Property Material Adverse Effect”).

Section 2.2             Subsidiaries.

Except as set forth on Schedule 2.2, Seller does not own, directly or indirectly, any capital stock of any corporation and has no subsidiary, in either case which has any ownership or other right or interest in or to the Mammography Intellectual Property.  Seller does not own securities issued by any other business organization or governmental authority and Seller is not a partner or participant in any joint venture or partnership of any kind, in either case which has any ownership or other right or interest in or to the Mammography Intellectual Property.

Section 2.3             Authorization of Transaction.

Seller has full corporate right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to, or as contemplated by, this Agreement, and to consummate the transactions contemplated hereby and thereby, and the execution and delivery by the Seller of this Agreement and each such other agreement, document and instrument, and the performance by the Seller of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate and other action on the part of the Seller, except for the required approval of Seller’s stockholders.  This Agreement and each agreement, document and instrument executed and delivered by the Seller pursuant to, or as contemplated by, this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

Section 2.4             Compliance with Obligations and Laws.

Neither Seller’s ownership nor use of the Mammography Intellectual Property (a) constitutes a violation of any law, regulation, administrative order or judicial order, decree or judgment applicable to Seller or the Mammography Intellectual Property, or (b) has in the past constituted a violation of any law, regulation, administrative order or judicial order, decree or judgment applicable to Seller or the Mammography Intellectual Property, that in either case, has or would reasonably be expected to have a Mammography Intellectual Property Material Adverse Effect.

Section 2.5             No Conflict of Transaction With Obligations and Laws.

Except as set forth in Schedule 2.5;

(a) Neither the execution and delivery of this Agreement, the Loan Agreement or any other agreement, document or instrument to be executed and delivered pursuant to, or as contemplated by, this Agreement (collectively, the “Ancillary Agreements”), by Seller, nor the performance of the transactions contemplated hereby will: (i) constitute a breach or violation of any provision of the Charter or bylaws of Seller; (ii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which Seller is a party, or give any person the right to accelerate any indebtedness or terminate, modify or cancel any right; (iii) constitute (with or without the passage of time or giving of notice) a default under or breach of any other agreement, instrument or obligation to which Seller is a party or by which it or any of the Mammography Intellectual Property is bound; (iv) result in a material violation of any law, regulation, administrative order or judicial order applicable to it or the Mammography Intellectual Property or to which Seller is subject, or by which the Mammography Intellectual Property may be bound; or (v) result in the creation of any Encumbrance upon any item of the Mammography Intellectual Property.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any person or any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic, state or local (“Governmental Entity”), is required by or with respect to Seller in connection with the execution and delivery of this Agreement and each of the Ancillary Agreements to which Seller is a party or the consummation of the transactions contemplated hereby, except for (i) the filing of the Proxy Statement (as defined in Section 5.2) with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the filing of a Current Report on Form 8-K under the Exchange Act and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country.  The Seller stockholder vote required for the approval of the Seller Voting Proposal (as defined in Section 5.4) is a majority of the outstanding shares of Seller Common Stock on the record date for the Seller Meeting (as defined in Section 5.2).

Section 2.6             SEC Filings; Financial Statements.

(a) Seller has filed with the SEC all reports, schedules, forms, statements and other documents (including exhibits) required to be filed by it under the Securities Act and the Exchange Act from December 31, 2004 through the date of this Agreement.  All reports, schedules, forms, statements and other documents (including exhibits) filed by Seller with the SEC pursuant to the Securities Act and the Exchange Act since December 31, 2004 are referred to herein as the “Seller SEC Filings.”  Except as set forth on Schedule 2.6(a), the Seller SEC Filings (i) were prepared in compliance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed contain any untrue statement of material fact or omit to state a material fact required to be stated in such Seller SEC Filings or necessary to make the statements therein, in light of the circumstances in which they were made, not false or misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Seller SEC Filing; provided, however, that Seller is not making any representations pursuant to this Section 2.6(a) with respect to information contained in the Seller SEC Filings that does not relate directly to the Mammography Business or the Mammography Intellectual Property.

(b) Except as set forth in Schedule 2.6(b), each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Seller SEC Filings, (i) complied as to form in all material respects with the then current published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with U.S. GAAP (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii)  present fairly in all material respects the consolidated financial position of Seller and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.  The consolidated financial statements contained in the Seller SEC Filings are referred to hereinafter as the “Seller Financial Statements.”  The balance sheet dated March 31, 2005 contained in the Seller Financial Statements is referred to hereinafter as the “Base Balance Sheet.”  At the respective dates of the Seller Financial Statements, there were no material liabilities of Seller, which, in accordance with GAAP, should have been reserved for in the Seller Financial Statements and/or disclosed in the notes thereto, which are not reserved for in the Seller Financial Statements and/or disclosed in the notes thereto.

Section 2.7             Absence of Certain Changes.

Except as set forth on Schedule 2.7, since the date of the Base Balance Sheet there has not been:

(a) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any item of the Mammography Intellectual Property other than the sale of inventory and products in the ordinary course of business consistent with past practice;

(b) any change in the financial condition, working capital, earnings, reserves, properties, assets, liabilities, business or operations of the Seller, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or is reasonably likely to have a Mammography Intellectual Property Material Adverse Effect;

(c) any disposal or lapse of any rights to the use of any item of the Mammography Intellectual Property or disposal of or disclosure to any person other than Buyer of any item of the Mammography Intellectual Property not theretofore a matter of public knowledge other than pursuant to confidentiality agreements; or

(d) any agreement, whether in writing or otherwise, to take any action described in this Section 2.7.

Section 2.8             Payment of Taxes.

As used herein, the term “Tax” or “Taxes” shall mean all income, profit, franchise, sales, use, transfer, real property, personal property, ad valorem, excise, employment, social security and wage withholding, severance, stamp, occupation, and windfall profit taxes, of every kind, character or description, and imposed by any government or quasi-governmental authority (domestic or foreign), and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.  Except as set forth on Schedule 2.8, and except for Taxes to be paid by Buyer pursuant to Section 1.9 hereof, Buyer will not have or assume any liability or other obligation for any Taxes due upon the sale of the Mammography Intellectual Property as contemplated by this Agreement.

Section 2.9             Title to the Mammography Intellectual Property

Seller has and will transfer good title to all the Mammography Intellectual Property and upon the consummation of the transactions contemplated hereby, Buyer will acquire good title to all the Mammography Intellectual Property, free and clear of any mortgage, pledge, deed of trust, lien, conditional sale agreement, security interest, encumbrances, restriction on competition or other adverse claim or interest of any kind (collectively referred to herein as “Encumbrances”).

Section 2.10           Intellectual Property Rights.

(a) A true and complete list of all registered or applied for, as applicable: patents, patent applications, trademarks, domain names, service marks, trademark, domain name and service mark applications, trade names, and copyrights included in the Mammography Intellectual Property and any license of or right related thereto, is set forth on Schedule 2.10(a).  Schedule 2.10(a) also lists any other material trademarks, domain names, service marks, trade names, and copyrights included in the Mammography Intellectual Property and any license of or right related thereto.  Except as set forth on Schedule 2.10(a) there are no other patents, patent applications, trademarks, domain names, service marks, trademark, domain name and service mark applications, trade names, and copyrights used by Seller in conducting the Mammography Business other than those trademarks, domain names, service marks, trade names, and copyrights which are unregistered and unapplied for and which are immaterial to the Mammography Business.

(b) Schedule 2.10(b) contains a true and complete list of all Intellectual Property Authorizations.  Except as set forth on Schedule 2.10(b) there are no other Intellectual Property Authorizations used by Seller in conducting the Mammography Business.  Except as indicated on Schedule 2.10(b), Seller has not received any notification of non-compliance or violation from any party responsible for issuing or granting such Intellectual Property Authorizations.

(c) Schedule 2.10(c) contains a true and complete list of all Intellectual Property Licenses.  Except as set forth on Schedule 2.10(c) there are no other Intellectual Property Licenses used by Seller in conducting the Mammography Business.  Except as set forth on Schedule 2.10(c), all of the Intellectual Property Licenses are now valid, binding and enforceable in accordance with their respective terms against Seller subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law), and to Seller’s knowledge the other parties thereto, are subsisting and no default by Seller, or to the knowledge of Seller, by any other party thereto exists thereunder.

(d) Except as set forth on Schedule 2.10(d), the execution and delivery of this Agreement and each of the Ancillary Agreements to which Seller is a party, and the consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any Intellectual Property License.

(e) All patents, registered trademarks, registered domain names, registered service marks and registered copyrights set forth on Schedule 2.10(a) are valid and subsisting.

(f) Seller’s policies (the “Protection Policies”) are to enter into confidentiality agreements in favor of Seller which protect the proprietary nature of any item of the Mammography Intellectual Property that are proprietary with its employees, consultants and independent contractors who have access to any Seller Intellectual Property and to require such employees, consultants and independent contractors to maintain in confidence all trade secrets and confidential information owned or used by Seller.  Any failure to comply with the Protection Policies, individually or in the aggregate, is not reasonably likely to have a Mammography Intellectual Property Material Adverse Effect.  To the knowledge of Seller, except as disclosed on Schedule 2.10(f), no other person or entity is infringing, violating or misappropriating any of the Seller’s rights to the Mammography Intellectual Property.

(g) To the knowledge of Seller, none of the activities currently conducted by the Seller in connection with the Mammography Business infringes, violates or constitutes a misappropriation of, any patents, trademarks, trade names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material of any other person or entity.  Except as set forth in Schedule 2.10(g), Seller has not received any written complaint, claim or notice alleging any such infringement, violation or misappropriation.

(h) Seller has provided Buyer with a true and complete copy of each contract, agreement or arrangement (or in the case of any oral contracts, agreements or arrangements, provided a written description thereof) which give any third party any right to purchase, license, acquire or otherwise obtain, now or in the future, any right to the Mammography Intellectual Property (other than (i) contracts or agreements relating to the sale of Mammography Products in each case entered into in the ordinary course of the Seller’s business consistent with past practice, and (ii) contracts or agreements relating to the Seller’s Service or Warranty Obligations as specifically contemplated by Section 5A.1(iii) hereof and as defined therein)(collectively, the “IP Contracts”).

(i) Schedule 2.10(i) sets forth the name, address and relevant contact information of any party to an IP Contract along with a detailed summary of such purchase, license or other acquisition right and the circumstances under which such purchase, license or other acquisition right may be exercised.  Except as set forth on Schedule 2.10(i), each of the IP Contracts shall be terminable, without penalty, by the Seller as of the Closing Date.  Except as set forth on Schedule 2.10(i), no IP Contract grants any third party any rights in the Mammography Intellectual Property after the termination of such IP Contract.  Except as set forth on Schedule 2.10(i) no other party has any right to purchase, license, acquire or otherwise obtain any right, now or in the future, to the Mammography Intellectual Property.  Except as set forth on Schedule 2.10(i), each of the IP Contracts is valid, binding and enforceable in accordance with its terms against Seller subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law), and to Seller’s knowledge the other parties thereto, is subsisting and no default by Seller, or to the knowledge of Seller, by any other party exists thereunder.

(j) Schedule 2.10(j) identifies each of the IP Contracts which obligate the Seller to provide any alteration, upgrade, improvement, modification, adaptation or feature enhancement (an “Upgrade”) to any Mammography Product after the Closing Date and specifically identifies the Mammography Products to which such obligations relate to (any such IP Contract relating to the SenoScan Products being referred to herein as the “SenoScan Upgrade Contracts”).

(k) Except as set forth on Schedule 2.10(k), Seller is not a party to or subject to, any contract, commitment, plan, agreement, understanding or license, whether written or oral that contains any covenant limiting the freedom of Seller to engage in the Mammography Business or to sell, license, transfer or otherwise dispose of the Mammography Intellectual Property.

(l) Except as set forth on Schedule 2.10(l), the Seller has made all filings and recordations necessary to protect its interest in the Mammography Intellectual Property in the United States Patent and Trademark Office, the United States Copyright Office and in corresponding offices throughout the world, as appropriate, and Seller has taken all reasonable steps and has paid and will continue to pay all required governmental maintenance fees, annuities and taxes to maintain each and every item of the registered or patented Mammography Intellectual Property (or applications therefore) in full force and effect (the “IP Registration Fees”) until the Closing Date.  Schedule 2.10(l) sets forth each of the IP Registration Fees payable during the twelve month period commencing as of the date hereof.

(m) Seller has previously delivered to Buyer true, correct and complete copies of the Philips Supply Agreement.  Other than the Philips Supply Agreement there are no other contracts, agreements or arrangements, whether oral or written, between the Seller and Philips.  The Philips Supply Agreement is terminable by the Seller as of the Philips Termination Date and may not be continued beyond such date without the prior approval of the Seller, which has not been granted as of the date hereof.  Pursuant to the terms of the Philips Supply Agreement, if Seller discontinues the production activity contemplated by the Philips Supply Agreement or if notice is served by Philips in accordance with paragraph 19 thereunder, the only continuing rights which Philips will have in the Mammography Intellectual Property are (i) Seller must supply Philips with servicing parts for products delivered under the Philips Supply Agreement for at least ten years after delivery of the product, (ii) Seller has ongoing warranty obligations that expire 12 months from the date of installation or 15 months from the date of replacement, whichever comes first, and additional 18 and 15 month warranty obligations for service and replacement parts, respectively, (iii)  Seller must meet servicing support guidelines specified in Annex S-1 to the Philips Supply Agreement, including the obligation to update and maintain Service Documentation and diagnostic software, (iv) Seller must deposit product specifications, test protocols, calculations and similar documents with an escrow agent, and grant a corresponding license to use such information, to enable Philips to manufacture necessary spare parts if Seller is unable or unwilling to meet its contractual requirement to supply spare parts, and (v) Seller must maintain a device master record that Philips can access and eventually acquire.  As of the date hereof, Philips has not sold 50 or more units of the product to be sold by Philips pursuant to the Philips Supply Agreement. Upon termination of the Philips Supply Agreement, except as set forth in this Section 2.10(m), Philips will have no continuing right to use any of the Mammography Intellectual Property pursuant to the Philips Supply Agreement or otherwise (unless such rights are expressly granted by the Buyer). (All capitalized terms used in this Section 2.10(m) other than Buyer, Seller and Mammography Intellectual Property are defined in Section 5A.)

(n) Seller has previously delivered to Buyer true, correct and complete copies of the EES Agreements.  Other than the EES Agreements there are no other contracts, agreements or arrangements, whether oral or written, between the Seller and EES.  As of the date hereof, the EES Purchase Agreement is no longer of any force or effect and has been terminated in accordance with the terms thereof.  The EES Distributor Agreement and the EES Distributorship Agreement each terminate as of October 10, 2006 without any further action on the part of the Seller and may not be continued beyond such date without the prior written approval of the Seller, which has not been granted as of the date hereof.  Pursuant to the terms of the EES Distributor Agreement, if Seller fails to supply the products it is required to supply to EES there under, and such failure to supply constitutes a “Failure to Supply” as defined thereunder, Seller shall have the obligation to (i) immediately pay EES the amount of $600,000, and (ii) Seller may not make, have made, use or sell the Products or Product Equivalents (as defined therein), or otherwise compete with EES with respect to the Products or Product Equivalents, in certain territories for a period of 3 years following such Failure to Supply unless Seller is supplying the Product or Product Equivalents to EES on the same basis as Seller is supplying the same to its customers or distributors in those territories.  The EES Distributor Agreement also provides that if, for whatever reason, whether during or after the term of the Distributor Agreement, Seller cannot provide specified product service to the customers of EES or abandons the market, EES has the option of assuming the right to provide customers of EES with product service for the Products and can force Seller to transfer relevant service records, manuals, licenses, product drawings, component specifications, technical know-how and access to sources of supply.  Additionally, Seller must sell at its standard dealer net cost all spare parts on hand in Europe to EES.  Upon termination of the EES Distributor Agreement, Seller must refund a $40,000 deposit to EES.  Provided that Seller satisfies each of the obligations set forth in the preceding four sentences, Seller shall have no further liability resulting from the termination of the EES Distributor Agreement in accordance with the terms thereof. Upon termination of the EES Distributor Agreement, except as set forth in this Section 2.10(n), EES will have no continuing right to use any of the Mammography Intellectual Property pursuant to the EES Agreements or otherwise (unless such rights are expressly granted by the Buyer). (All capitalized terms used in this Section 2.10(n) other than Buyer, Seller and Mammography Intellectual Property are defined in Section 5A.)

Section 2.11           ERISA and Employee Benefits

The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby (i) do not constitute a prohibited transaction within the meaning of Section 406 of The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Internal Revenue Code; and (ii) will not result in any obligation or liability of Buyer to any employee of Seller involved in the Mammography Business (collectively, the “Mammography Employees”) or any other member of a controlled group or affiliated service group (as defined in Internal Revenue Code Sections 414(b), (c), (m) and (o)) which includes Seller or to the Pension Benefit Guaranty Corporation in respect of any employee benefit plan.

Section 2.12           Litigation.

Except for matters described in Schedule 2.12, there are no claims, actions, suits, arbitrations or other proceedings or investigations or inquiries pending (or, to the knowledge of Seller, threatened) against Seller and there are no outstanding orders, decrees, or stipulations of any federal, state, local or foreign Governmental Entity, in either case relating to or affecting the Mammography Intellectual Property to which Seller is a party or by which any item of the Mammography Intellectual Property is bound, which in each of the foregoing cases could reasonably be expected to result in a Mammography Intellectual Property Material Adverse Effect.

Section 2.13           Finder’s Fee.

Except as set forth on Schedule 2.13, Seller has not incurred or become liable for any broker’s commission, finder’s fee, or investment banking fee relating to or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement to which it is a party.

Section 2.14           Opinion of Financial Advisor.

The financial advisor of Seller, St. Charles Capital, LLC, has delivered to Seller an opinion dated on or about the date of this Agreement to the effect, as of such date, that the Purchase Price is fair to Seller from a financial point of view.

Section 2.15           Books and Records.

Seller has made and kept (and given Buyer access to) books and records and accounts, which, in reasonable detail, accurately and fairly reflect in all material respects the activities of Seller pertaining to the Mammography Business and the Mammography Intellectual Property.

Section 2.16           Disclosure of Material Information.

To Seller’s knowledge, neither this Agreement nor any exhibit hereto or certificate issued pursuant hereto, when taken together, and together with all matters disclosed or set forth in the Seller SEC Filings, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading, relating to the Mammography Intellectual Property and which would have a Mammography Intellectual Property Material Adverse Effect or would materially adversely affect the consummation of the transactions contemplated hereby.

ARTICLE III.         REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by Buyer to Seller on or before the date of this Agreement (the “Buyer Disclosure Schedule”).  The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other paragraphs.

Section 3.1             Organization of Buyer.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted.

Section 3.2             Authorization of Transaction.

Buyer has full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to, or as contemplated by, this Agreement (including without limitation the Ancillary Agreements) and to consummate the transactions contemplated hereby and thereby, and the execution and delivery by the Buyer of this Agreement and each such other agreement, document and instrument, and the performance by the Buyer of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate and other action on the part of the Buyer.  This Agreement and each agreement, document and instrument executed and delivered by the Buyer pursuant to, or as contemplated by, this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

Section 3.3             No Conflict of Transaction with Obligations and Laws.

Except as set forth in Schedule 3.3:

(a) Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by Buyer, nor the performance of the transactions contemplated hereby and thereby will: (i) constitute a breach or violation of any provision of the Charter or bylaws of Buyer; (ii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which Buyer is a party, or give any person the right to accelerate any indebtedness or terminate, modify or cancel any right which could reasonably be expected to have a material adverse affect on the Buyer’s financial condition or results or operations (a “Buyer Material Adverse Effect”); (iii) constitute (with or without the passage of time or giving of notice) a default under or breach of any other agreement, instrument or obligation to which Buyer is a party which could reasonably be expected to have a Buyer Material Adverse Effect; or (iv) result in a material violation of any law, regulation, administrative order or judicial order applicable to the Buyer.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any person or any Governmental Entity, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and each of the Ancillary Agreements to which Buyer is a party or the consummation of the transactions contemplated hereby, except for (i) the filing of a Current Report on Form 8-K under the Exchange Act, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Buyer Material Adverse Effect.

ARTICLE IV.         CONDUCT OF BUSINESS

Section 4.1             Covenants of Seller.

(a) Except as set forth in Schedule 4.1(a), or as otherwise expressly contemplated by this Agreement or the Ancillary Agreements, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Seller agrees (except to the extent that Buyer shall otherwise consent in writing): (i) to use its commercially reasonable efforts to keep intact the Mammography Intellectual Property and the business organization of the Mammography Business and preserve the goodwill relating thereto; (ii) continue to perform in all material respects in good faith each of its obligations under any IP Contract; and (iii) to pay its debts and Taxes and perform other obligations when due in the ordinary course in substantially the same manner as previously conducted, subject to good faith disputes over such debts, Taxes or obligations, and, to the extent consistent with such business.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Seller shall not, without the written consent of Buyer:

(i)            sell, lease, license or otherwise dispose of any of its properties or assets included in the Mammography Business or the Mammography Intellectual Property, except for sales of inventory or products, in each case, in the ordinary course of business consistent with past practice;

(ii)           enter into, modify, amend, extend, renew or terminate any IP Contract;

(iii)          enter into any new license for any intellectual property rights to or from any third party relating to the Mammography Business; or

(iv)          take, or agree in writing or otherwise to agree to take, any of the actions described in clauses (b)(i) through (iii) above.

Section 4.2             Cooperation.

Subject to compliance with applicable law, from the date hereof until the Closing, Seller shall make its officers available to confer on a regular and frequent basis with one or more representatives of the Buyer at reasonable times and upon reasonable advance notice to report on the general status of Mammography Intellectual Property and to facilitate the transfer of the Mammography Intellectual Property to the Buyer as contemplated hereby and shall promptly provide Buyer or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Ancillary Agreements and the transactions.

Section 4.3             Confidentiality.

The parties acknowledge that Buyer and Seller have previously executed a Confidentiality Agreement, dated as of June 17, 2004 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE V.          ADDITIONAL AGREEMENTS

Section 5.1             No Solicitation.

(a) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement pursuant to its terms, Seller shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, tender offer, sale of any item of the Mammography Intellectual Property, sale of 33% or more of its equity securities (excluding sales pursuant to existing Seller stock option plans or warrants outstanding as of the date hereof) or any similar transaction involving Seller, other than the transactions contemplated by this Agreement or any transaction involving the sale of any Permitted Assets (as defined in Section 5.1(d) below) (any of the foregoing inquiries or proposals being referred to in this Agreement as an “Acquisition Proposal”), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal (except that Buyer expressly acknowledges that the Seller will not be in violation of its obligations under this Section 5.1(ii) if (X) the Seller’s financial advisor determines in good faith that the receipt of such supplemental information is absolutely necessary in order for Seller’s Board of Directors to clarify the terms of any ambiguous conditions to the consummation of any unsolicited Acquisition Proposal, Seller’s financial advisor may make one, and only one, written request that the party submitting an unsolicited Acquisition Proposal deliver a further written communication to the Seller for the sole purpose of clarifying ambiguities identified by the Seller’s financial advisor in such Acquisition Proposal, (Y) if Seller responds to an unsolicited Acquisition Proposal by providing copies of this Agreement, any of the Ancillary Agreements and any previously filed and publicly available Seller SEC Filings to the party making such unsolicited Acquisition Proposal (the “Interested Acquiror”), or (Z) if in response to a specific request made by the Interested Acquiror, the Seller’s financial advisor discloses the existence of the Loan Agreement, the amounts outstanding thereunder and the requirement contained in this Section 5.1 regarding the repayment of the amounts outstanding under the Loan Agreement, or engages in discussions with an Interested Acquiror for the sole purpose of clarifying the procedural requirements set forth in this Agreement to be followed by the Interested Acquiror, the Seller’s Board of Directors and the Seller’s stockholders in order to consummate the Acquiror’s Acquisition Proposal, all of the above being referred to as “Seller Permitted Response Actions”), or (iii) agree to or recommend any Acquisition Proposal; provided, however, that if Seller has not breached this Section 5.1, and has paid all amounts then due under the Loan Agreement, nothing contained in this Agreement shall prevent Seller or its Board of Directors, from:

(A)          furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with a bona fide written Acquisition Proposal by such person or entity or agreeing to (with the terms of any such agreement being subject to termination of this Agreement in accordance with Article VII) or recommending a bona fide written Acquisition Proposal to the stockholders of Seller, if and only to the extent that:

1)             the Board of Directors of Seller believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to Seller or its stockholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”) and Seller’s Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law;

2)             prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms not materially more favorable to such party than those contained in the Confidentiality Agreement; and

3)             prior to recommending a Superior Proposal, Seller shall provide Buyer with at least five business days’ prior notice of its proposal to do so, during which time Buyer may make, and in such event Seller shall consider, a counterproposal to such Superior Proposal, and, subject to the fiduciary duties of Seller’s Board of Directors, Seller shall itself and shall cause its financial and legal advisors to negotiate on its behalf with Buyer with respect to the terms and conditions of such counterproposal for a reasonable period of time (not to exceed 10 business days after the Seller’s receipt of Buyer’s counterproposal) given the terms and conditions of such counterproposal and such Superior Proposal; or

(B)           complying with Rule 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

(b) Seller will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore of the nature described in Section 5.1(a) and will use commercially reasonable efforts to obtain the return or destruction of any confidential information furnished to any such parties.

(c) Seller shall notify Buyer promptly, but in any event no more than 24 hours, after receipt by Seller (or its advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of Seller by any person or entity that informs Seller that it is considering making, or has made, an Acquisition Proposal.  Such notice shall be made in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.  Seller shall continue to keep Buyer informed, on a current basis, of all material developments with respect to the status of any such discussions or negotiations and the terms being discussed or negotiated.

(d) Nothing in this Section 5.1 shall (i) permit Seller to terminate this Agreement (except as specifically provided in Section 7.1 hereof), (ii) permit Seller to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, Seller shall not enter into any agreement with any person that provides for an Acquisition Proposal (other than a confidentiality agreement of the type referred to in Section 5.1(a) above)) or (iii) affect any other obligation of Seller under this Agreement.  For purposes of this Section 5.1, the term “Permitted Assets” shall mean any assets used exclusively (i) in connection with the Seller’s RE&S Activities, (ii) in connection with fulfilling the Seller’s Service and Warranty Obligations (as defined in Section 5A.1 below) to the extent expressly permitted to be undertaken by the Seller after the Closing Date pursuant to the license granted under Section 5A.1(a)(iii), or (iii) in connection with providing Upgrades to the extent the provision of such Upgrades is expressly permitted to be undertaken by the Seller after the Closing Date pursuant to the license granted under Section 5A.1(a)(iv).  The parties agree that to the extent the Permitted Assets include any item of Mammography Intellectual Property or any rights to use any item of Mammography Intellectual Property, the Seller will not enter into any such agreement to dispose of any such Permitted Assets prior to the Closing Date without the prior written consent of the Buyer.

Section 5.2             Proxy Statement.

(a) As promptly as practical after the execution of this Agreement, Buyer and Seller shall prepare and Seller shall file with the SEC a proxy statement (the “Proxy Statement”) to be sent to the stockholders of Seller in connection with the meeting of Seller’s stockholders to consider this Agreement and the transactions contemplated thereby (the “Seller Meeting”).  Seller will promptly respond to any comments of the SEC and will use its respective commercially reasonable efforts to have the Proxy Statement cleared by the SEC as practicable after such filing and Seller will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after both the Proxy Statement is cleared by the SEC.  Each of Buyer and Seller will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for supplements to the Proxy Statement or any filing pursuant to Section 5.2(d) or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, or any filing pursuant to Section 5.2(d).  Each of Buyer and Seller will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.  Whenever any event occurs which is required to be set forth in a supplement to the Proxy Statement, or any filing pursuant to Section 5.2(d), Buyer or Seller, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Seller, such supplement.

(b) Seller hereby covenants and agrees that (i) the information to be supplied by Seller for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of Seller, at the time of the Seller Meeting and at the Closing, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Meeting which has become false or misleading; and (ii) if at any time prior to the Closing any event relating to Seller or any of its affiliates, officers or directors should be discovered by Seller which should be set forth in a supplement to the Proxy Statement, Seller shall promptly inform Buyer.

(c) Buyer hereby covenants and agrees that (i) the information (except for information to be supplied by Seller for inclusion in the Proxy Statement, as to which Buyer makes no representation) in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of Seller, at the time of the Seller Meeting and at the Closing, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Meeting which has become false or misleading, and (ii) if at any time prior to the

Closing any event relating to Buyer or any of its affiliates, officers or directors should be discovered by Buyer which should be set forth in a supplement to the Proxy Statement, Buyer shall promptly inform Seller.

(d) Buyer and Seller shall make all necessary filings with respect to the transaction under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

Section 5.3             Access to Information.

Upon reasonable notice, Seller shall afford to Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Closing, to all its properties, books, contracts, commitments and records relating to the Mammography Intellectual Property and, during such period, Seller shall furnish promptly to Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Buyer may reasonably request.  Unless otherwise required by law, Buyer will and shall cause its officers, employees, accountants, counsel and other representatives or persons who have access to such information to hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement.  No information or knowledge obtained in any investigation pursuant to this Section 5.3 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

Section 5.4             Seller Meeting.

The Seller, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Charter and bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective the Seller Meeting for the purpose of voting to approve this Agreement and the sale of substantially all the assets of Seller as contemplated hereby (the “Seller Voting Proposal”).  The Board of Directors of the Seller shall (i) recommend approval of the Seller Voting Proposal by the stockholders of the Seller and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval.  Notwithstanding the foregoing, the Board of Directors of Seller may withdraw or modify its recommendation in order to respond to, or otherwise facilitate the consummation of an Acquisition Proposal, if, and only if, (A) the Board of Directors of Seller has received a Superior Proposal, (B) such Board of Directors determines after consultation with its outside legal counsel that it is necessary to withdraw or modify such recommendation, in order to comply with its fiduciary duties under applicable law, to recommend such Superior Proposal to the stockholders of Seller and (C) Seller has complied with the provisions of Section 5.1, in all other instances the Board of Directors of Seller may withdraw or modify such recommendation if, and only if, such Board of Directors determines after consultation with its outside legal counsel that it is necessary to withdraw or modify such recommendation, in order to comply with its fiduciary duties under applicable law.

Section 5.5             Legal Conditions to Closing.

(a) Subject to the terms hereof, Seller and Buyer shall use their respective commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Seller or Buyer in connection with the authorization, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions, and to fully carry out the purposes of, this Agreement.  Seller and Buyer shall cooperate with each other in connection with the making of all such filings prior to filing and, if requested, consider in good faith all reasonable additions, deletions or changes suggested in connection therewith.  Seller and Buyer shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made by the other party pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions.

(b) Subject to the terms hereof, Buyer and Seller agree to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under any federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”); provided, however, that neither Buyer nor any of its subsidiaries shall be required to (i) divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a Buyer Material Adverse Effect or a material adverse effect on Buyer after the Closing or (ii) take any action under this Section 5.5 if the United States Department of Justice or the United States Federal Trade Commission or any foreign governmental agency responsible for enforcement of applicable Antitrust Laws authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the transactions contemplated hereby.

(c) Each of Seller and Buyer shall give any notices to third parties, and use their commercially reasonable efforts to obtain any third party consents related to or required in connection with the transactions contemplated hereby that are (i) Intellectual Property Authorizations, (ii) necessary to consummate the transactions contemplated hereby, (iii) disclosed or required to be disclosed in the Seller Disclosure Schedule or the Buyer

Disclosure Schedule, as the case may be, or (iv) required to prevent a Mammography Intellectual Property Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Closing.

Section 5.6             Public Disclosure.

Buyer and Seller shall use commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to using such efforts, except as may be required by law.  The initial press release relating to this Agreement shall be in a form agreed by the parties.

Section 5.7             Notification of Certain Matters.

Buyer will give prompt notice to Seller, and Seller will give prompt notice to Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing, or (b) any material failure of Buyer or Seller, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.  Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the transactions contemplated hereby.  Seller will promptly provide Buyer with copies of all correspondence with its customers regarding the Mammography Products.

Section 5.8             Employment Arrangements and Employee Benefits.

(a) Buyer will not assume any of Seller’s employee benefit plans or take on any liability relating to any of Seller’s employee benefit plans.

(b) Buyer may offer employment to such Mammography Employees who are sales representatives or otherwise spend substantially all of their business time selling the Mammography Products to the Seller’s customers as Buyer shall elect in its sole discretion.  Buyer shall have the sole discretion to establish the wages, salary, benefits and other employment terms and conditions of any such employees which the Seller elects to offer employment.  Those employees who shall accept said offer of employment with Buyer and who shall actually commence active employment with Buyer shall collectively be referred to as the “Transferred Employees.”

(c) Seller shall retain all responsibility and liability for providing COBRA continuation coverage, in accordance with Code Section 4980B and Sections 601 through 608 of ERISA, to Qualified Beneficiaries (within the meaning of Code Section 4980B(g)(1)) or to M&A Qualified Beneficiaries (within the meaning of Treasury Regulation 54.4980B-9) in connection with, the transactions contemplated herein.

(d) Seller shall be solely responsible for compliance with any federal, state or local laws and regulations, including, but not limited to, the Worker Adjustment and Retraining Notification Act (“WARN”), relating to a plant closing or a substantial layoff of personnel and for all severance expenses and other costs, at Seller’s facility at 12300 North Grant Street, Denver, Colorado whether prior to, concurrent with, or after the Closing, and Seller shall be solely responsible for all Seller’s employees who are not Transferred Employees.

(e) It is expressly agreed that the provisions of this Section 5.8 are not intended to be for the benefit of or otherwise enforceable by any third person, including, without limitation, any employee of Seller, or any collective bargaining unit or employee organization.  Without limiting the foregoing, nothing contained in this Agreement shall create or imply any obligation on the part of Buyer to provide any continuing employment right to any individual on or after the Closing.  Nothing contained in this Agreement shall be construed to restrict or otherwise limit the Buyer’s ability to hire the employees or former employees of the Seller.

Section 5.9             Post-Closing Contractual Arrangements.  From and after the Closing Date, except as set forth on Schedule 5.9:

(a)  Seller will not take any action to permit any party to an IP Contract to continue to use any of the Mammography Intellectual Property after the termination of such IP Contract without the express prior written consent of Buyer.

(b)  Seller will comply in all material respects with its Obligations under the Philips Supply Agreement and the EES Agreements as such terms are defined in Section 5A.1.  Buyer hereby acknowledges that pursuant to the EES Distributor Agreement, EES has the exclusive right to sell the Products in the Exclusive Territory (as such terms are defined in the EES Distributor Agreement) until the EES Termination Date (as such term is defined in Section 5A.1(a)).  Buyer agrees that during the period from and after the Closing Date until the EES Termination Date it will not sell any Products in the Exclusive Territory in violation of the EES Distributor Agreement.  Notwithstanding the foregoing, nothing contained herein shall limit in any way the sale of the Buyer’s Multi-Care system and related systems and products.

(c)  If requested by Buyer and EES Seller shall take all necessary action to amend, modify or terminate, as so requested, the EES Agreements, provided that any amendment or modification will not result in any additional liability or obligation on the part of the Seller.

(d)  If requested by Buyer and Philips , Seller shall take all necessary action to amend, modify or terminate, as so requested, the Philips Agreements, provided that any amendment or modification will not result in any additional liability or obligation on the part of the Seller.

(e)  Without the express prior written consent of Buyer, Seller will not take any action to amend, modify, waive compliance with any of the agreements or conditions or extend the time for the performance of any of the obligations under the Philips Supply Agreement or any of the EES Agreements.

(f)  Seller will comply in all material respects with its Service and Warranty Obligations as contemplated pursuant to Section 5A.1(iii).

Section 5.10           Loan to Seller.

Buyer shall make funds available to Seller in accordance with the terms and conditions set forth in the Loan Agreement, and Seller and Buyer shall comply with their respective agreements, obligations and covenants under the Loan Agreement.

ARTICLE VA.  LICENSE AGREEMENT

Section 5A.1.        License.

(a) Subject to the terms and conditions set forth in this Agreement, Buyer grants to Seller a non-exclusive limited license to use the items of the Mammography Intellectual Property necessary in order to enable Seller to (i) fulfill its obligations to supply Mammography Products to Philips Medical Systems DMC GmbH (together with its parent corporation, its subsidiaries and affiliates and their respective successors and assigns, “Philips”) in accordance with the terms and conditions of that certain Master Purchasing Agreement between the Seller and Philips dated October 14, 2004 (the “Philips Supply Agreement”) during the period following the Closing Date until the earlier to occur of the date such agreement is terminated pursuant to the terms thereof or October 14, 2007 (such date, the “Philips Termination Date”), (ii) fulfill its obligations to supply Mammography Products to Ethicon Endo-Surgery (EES) Europe, a subsidiary of Johnson & Johnson, Inc. (together with its parent corporation, its subsidiaries and affiliates and their respective successors and assigns, “EES”), in accordance with the terms and conditions of that certain Agreement dated October 10, 1997, between the Seller and EES with Addendum dated January 28, 1998, and Addendum dated February 2, 2002 (collectively, the “EES Purchase Agreement”), that certain Distributor Agreement dated December 9, 1998, between the Seller and EES with Addendum dated December 8, 2000 and Addendum dated February 21, 2003 (collectively the “EES Distributor Agreement”), and that certain Non-Exclusive Distributorship Agreement dated October 10, 2002, between the Seller and EES (the “EES Distributorship Agreement” and together with the EES Purchase Agreement and the EES Distributor Agreement, the “EES Agreements”) during the period following the Closing Date until the earlier to occur of the date such agreement is terminated pursuant to the terms thereof or October 10, 2006 (such date, the “EES Termination Date”), ….(iii) fulfill existing agreements or renew, extend or enter into new agreements, relating exclusively to the Seller’s service business with respect to the previously installed Mammography Products (collectively, the “Service and Warranty Obligations”), provided however, that the license granted pursuant to this Section 5A(a)(iii) shall not be construed to permit the Seller to perform any Upgrades to the Mammography Products, and (iv) perform any Permitted Upgrades, and (v) carry out the RE&S Activities.  For purposes of the foregoing, the term “RE&S Activities” means the Seller’s business of researching, designing, developing, manufacturing, distributing, servicing, licensing and selling radiology, electrophysiology, and surgery systems and products and technology related to such systems and products, including without limitation, its VersaRAd, EPX/SPX and Bloom product lines or components thereof; provided, that RE&S Activities shall not include any aspects of the Mammography Business, Mammography Products or Mammography Intellectual Property, except as specifically covered by the license set forth in Section 5A(a)(v) and specifically enumerated on Schedule 5A.1.  For purposes of the foregoing, the term Permitted Upgrades Permitted Upgrades shall mean (i) any Upgrade, the provision of which does not result, directly or indirectly, in any remuneration or payment to the Seller or any affiliates of Seller, (ii) any Upgrade which the Seller reasonably determines to be necessary to ensure the safe operation of such products in accordance with applicable health and safety standards, (iii) any Upgrade which is offered or performed by the Seller for the purpose of correcting any identified bugs in the software products underlying the Mammography Products, provided that any such software bug fix merely corrects a problem and does not provide additional functionality or significant feature enhancements, (iv) with respect to the Seller’s MammoTest product line, the sale and installation of replacement cameras (whether or not manufactured by Seller) and other spare parts comprising the Seller’s MammoTest products that are primarily designed to improve the image quality, cost effectiveness and/or reliability of such products which may result from Seller’s sustaining engineering activities after the date hereof but which do not result from any product development activities performed by Seller after the Closing Date , (v) with respect to the Seller’s SenoScan product line, the sale or transfer of any spare parts which may result from Seller’s sustaining engineering activities after the date hereof but which do not result from any product development activities performed by Seller after the Closing Date, (vi) with respect to the Seller’s SenoScan product line, from and after the Closing Date until June 30, 2006, any Upgrades which are required to performed by the Seller pursuant to the SenoScan Upgrade Contract as set forth on Schedule 2.10(j) as such contracts are in effect on the date hereof and (vii) with respect to the Seller’s SenoScan product line, the sale and installation to any of the Seller’s installed customer base existing as of the Closing Date of the Senoview (the Fischer Imaging workstation) or Cedara radiologist review workstations on any SenoScan products sold prior to the Closing Date.  In the event that Seller wishes to perform any Upgrade which does not otherwise fall under the foregoing definition of Permitted Upgrades, Buyer agrees to discuss the scope of such Upgrade and to reasonably consider amending the definition of Permitted Upgrades to allow Seller to perform such Upgrade. The items of the Mammography Intellectual Property necessary to enable the Seller to satisfy the foregoing purposes shall be referred to herein as the “Licensed Intellectual Property”.  Schedule 5A.1 sets forth each of the items of the Mammography Intellectual Property necessary to enable the Seller to satisfy the obligations described in (iii), (iv) and (v) above and no other items of the Mammography Intellectual Property shall be licensed hereunder to the Seller pursuant to (iii), (iv) and (v) above.

(b)  The license granted by Buyer to Seller to carry out the purposes enumerated in subsections (iii) and (iv) in Section 5A.1(a) may be transferred or sublicensed by Seller to no more than 10 third parties with the prior written consent of Buyer, which shall not be unreasonably withheld (it being agreed that absent other substantive reasons for withholding its consent, it would be unreasonable for Buyer to withhold its consent solely because the proposed transferee or sublicense is a competitor of Buyer).  In the event Seller proposes to transfer or sublicense such license in connection with the receipt of a written offer to sell or otherwise transfer all or a portion of the Seller’s continuing service and upgrade obligations as contemplated under Section 5A.1(iii) and (iv) above (the portion of the Seller’s continuing service and upgrade obligations being offered for sale by the Seller being referred to herein as the “Offered Business”), Seller shall deliver a written notice to Buyer in accordance with Section 10.1 hereof at least 20 business days prior to the consummation of the proposed sale of the Offered Business which notice shall set forth the price and principal terms and conditions of the proposed sale of the Offered Business and the identity of the proposed transferee or sublicensee (the “Seller’s Notice”).  Upon receipt of the Seller’s Notice, the Buyer shall have 15 business days (the “Buyer’s Purchase Period”) to elect to purchase the Offered Business on the terms and subject to the conditions set forth in the Seller’s Notice.  The Buyer may exercise its right to purchase the Offered Business by delivering a written notice to Seller in accordance with Section 10.1 prior to the expiration of the Buyer’s Purchase Period (the “Buyer’s Notice”).  Upon receipt of the Buyer’s Notice, Seller and Buyer shall use their commercially reasonable efforts to consummate the sale by Seller to Buyer of the Offered Business on terms and conditions at least as favorable to the Seller as those set forth in the Seller’s Notice.  If the Buyer fails to deliver the Buyer’s Notice prior to the expiration of the Buyer’s Purchase Period, the Seller may, during the 45-day period following the expiration of the Buyer’s Purchase Period, offer and sell the Offered Business to the proposed transferee or sublicense identified in the Seller’s Notice on terms and conditions at least as favorable to the Seller as those set forth in the Seller’s Notice. As a condition precedent to any transfer or sublicense of such license rights, Buyer shall be provided with a written agreement in form and substance reasonably acceptable to Buyer and executed by the proposed transferee or sublicensee containing, at a minimum, terms and conditions relating to the use of the Mammography Intellectual Property at least as restrictive as those set forth in this Section 5A and acknowledging Buyer’s right to enforce the obligations of the transferee and sublicense under such agreement.  Notwithstanding the foregoing, Seller shall remain fully liable for the performance of all of the obligations of its transferee or sublicense pursuant to this Section 5A.1(b).

(c)  The license granted by Buyer to Seller to carry out the purpose enumerated in subsection (v) in Section 5A.1(a) (the “RE&S License”) may be transferred by Seller to no more than 10 third parties and may be transferred only in connection with the sale of the Seller’s RE&S business or any portion thereof.  As a condition precedent to any transfer, Buyer shall be provided with a written agreement in form and substance reasonably acceptable to Buyer and executed by the proposed transferee containing, at a minimum, terms and conditions relating to the use of the Mammography Intellectual Property at least as restrictive as those set forth in this Section 5A and acknowledging the Buyer’s right to enforce the obligations of the transferee under such agreement.

(d)  The RE&S License shall include the right to have products used in the Seller’s RE&S business as set forth on Schedule 5A.1.(d) (collectively, the “RE&S Products”) made for Seller by a third party for sale or distribution (directly or indirectly)

by Seller; only to the extent that in each such case that all of the following conditions are met:

(i)            the designs, specifications, and working drawings for the manufacture of such RE&S Products are furnished by, and originate with, Seller;

(ii)           such designs, specifications and working drawings are in sufficient detail that no material additional design by the manufacturer is required other than adaptation to the production processes and standards normally used by the manufacturer, which in each case do not materially change the characteristics of the RE&S Products; and

(iii)          the production of the RE&S Products is solely for the sale or distribution (directly or indirectly) by Seller.

Upon written request, Seller agrees to inform Buyer whether, and if so to what extent, any manufacturer is operating under the rights authorized under this Section 5A.1(d). Seller shall remain fully liable for any manufacturer’s compliance with the terms and conditions of this Section 5A.

(e) The license granted pursuant to Section 5A.1(a)(i) shall include the right to have the Seller’s SenoScan Products manufactured directly by Philips during the period from the Closing Date to the Philips Termination Date, provided that as a condition precedent to the exercise of any such right, (i) Buyer shall be provided with a written agreement in form and substance reasonably acceptable to Buyer and executed by Philips containing, at a minimum, terms and conditions relating to the use of the Mammography Intellectual Property at least as restrictive as those set forth in this Section 5A, and acknowledging Buyer’s right to enforce the obligations of Philips under such agreement, and (ii) Philips and Buyer shall have entered into an amendment of the Philips Supply Agreement (and shall not have entered into any other agreements relating to the Mammography Intellectual Property except as expressly contemplated by this Section 5A.1(e)) in form and substance reasonably satisfactory to the Buyer that specifically provides that as of the Philips Termination Date the Philips Supply Agreement will be terminated without any further action, payment or penalty on the part of Philips or Seller and that after the Philips Termination Date Philips will have no continuing right whatsoever in the Mammography Intellectual Property.  Notwithstanding the foregoing, Seller shall remain fully liable for the performance of all of the obligations of Philips pursuant to this Section 5A.1(e).

(f)  Buyer does not grant Seller any other rights with regard to the Licensed Intellectual Property and Seller shall only use the Licensed Intellectual Property as necessary to satisfy the foregoing specifically enumerated purposes. Without limiting the generality of the foregoing, except in compliance with the terms and conditions of Sections 5A.1(a)(iii), (iv) and (v), and Sections 5.A.1(b), (c), (d) and (e),Seller shall not sell, market, distribute or otherwise transfer or provide any items of the Licensed

Intellectual Property to any party except for Philips pursuant to the Philips Supply Agreement, or any successor-in-interest thereto as permitted by the terms of the Philips Supply Agreement, and EES pursuant to the EES Agreements, or any successor-in-interest thereto, as permitted by the terms of the EES Agreements.

Section 5A.2         Additional Limitations and Restrictions.

Except as otherwise specifically provided in this Agreement, Seller shall not, without the express written consent of Buyer: (i) copy all or any portion of the Licensed Intellectual Property licensed hereunder; (ii) disclose, provide, distribute or otherwise make available any item of the Licensed Intellectual Property licensed hereunder to any other person or entity or permit others to use it; (iii) rent, lease, encumber, sublicense, sell, assign or otherwise transfer any item of the Mammography Intellectual Property licensed hereunder or enter into any agreement obligating the Seller to do any of the foregoing with respect to the Mammography Intellectual Property licensed hereunder; (iv) use the Licensed Intellectual Property for any development or analysis purposes whatsoever, or (v) permit any third party to engage in any acts set forth in subsections (i) through (iv), above. Nothing in this Agreement shall be construed as granting Seller, or any customer of Seller, any right or license under any intellectual property right of Buyer by implication, estoppel or otherwise, except as expressly set forth in this Agreement.  Buyer shall retain sole and exclusive ownership of the Licensed Intellectual Property. Seller acknowledges that by virtue of this Article VA it has and shall acquire no rights in the Licensed Intellectual Property, other than the limited rights expressly granted hereunder. Seller understands and agrees that from and after the Closing Date Buyer may alter, modify, improve, adapt, further develop, enhance or create derivative works from, any items of the Mammography Intellectual Property acquired hereunder (collectively, the “Buyer’s Modifications”). Nothing contained in this Agreement gives Seller any rights with respect to any of the Buyer’s Modifications.  The parties agree that a breach by Seller of any of the covenants set forth in this Section 5A.2 could cause irreparable harm to Buyer, that Buyer’s remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against any Seller and/or any of the subsidiaries, in addition to any other rights and remedies that are available to Buyer.  In connection with any such action or proceeding for injunctive relief, Seller, on behalf of itself and each of its subsidiaries, hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Section 5A.2 specifically enforced against such person and consents to the entry of injunctive relief against such person enforcing or restraining any breach or threatened breach of this Section 5A.2.  Any alteration, modification, improvement, adaptation, further development, enhancement or derivative works of the Licensed Intellectual Property created by the Seller or any of its transferees or sublicensees in the course of satisfying the purposes set forth in subsections (i)-(v) of Section 5A.1 shall be exclusively owned by the Buyer and Seller shall take all necessary actions and execute all relevant documentation (including executing any assignments thereof or granting powers of attorney to the Buyer to do so) in order to transfer ownership thereof to the Buyer as shall be reasonably requested by Buyer.

Section 5A.3         Confidentiality.

The Licensed Intellectual Property is the confidential and proprietary information of Buyer.  Seller agrees that it shall not disclose, provide or otherwise make available any item of the Licensed Intellectual Property, in whole or in part, to any third party and that it shall not make any use whatsoever of the Licensed Intellectual Property, in each case, except as expressly authorized hereunder. Seller shall use all reasonable efforts and exert every reasonable degree of care to protect the Licensed Intellectual Property, and shall secure agreements from all employees, agents and contractors having access to the Licensed Intellectual Property, at least as protective of the Licensed Intellectual Property as the provisions of this Section 5A.3, to maintain the Licensed Intellectual Property in confidence. Buyer shall be permitted to enforce the provisions of such agreements directly against these individuals. Any breach of the provisions set forth in this Section 5A.3 by Seller’s employees, agents, or contractors, shall be deemed to be a breach by Seller itself. Upon termination of this Agreement, Seller’s right to use the Licensed Intellectual Property shall immediately terminate. In addition, upon such termination, or upon demand by Buyer at any time, or upon expiration of this Agreement, Seller shall return promptly to Buyer or destroy, at Buyer’s option, all materials, in written or electronic form, that disclose or embody the Licensed Intellectual Property. The parties agree that a breach by Seller of any of the covenants set forth in this Section 5A.3 could cause irreparable harm to Buyer, that Buyer’s remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against any Seller and/or any of the subsidiaries, in addition to any other rights and remedies that are available to Buyer.  In connection with any such action or proceeding for injunctive relief, Seller, on behalf of itself and each of its subsidiaries, hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Section 5A.3 specifically enforced against such person and consents to the entry of injunctive relief against such person enforcing or restraining any breach or threatened breach of this Section 5A.3.

Section 5A.4         Proprietary Notices.

Seller shall not remove, alter or obscure any copyright, trademark or other proprietary notice or marking on or within the Licensed Intellectual Property.

Section 5A.5         Maintenance of Records; Audit

During the term of the license granted pursuant to this Article 5A and for a period of two years thereafter Seller shall maintain accurate records relating to its use of the Licensed Intellectual Property.  Within 15 days of the end of each calendar quarter during the term of the license granted pursuant to this Article 5A, Seller shall provide Buyer with a summary of Seller’s use of the Licensed Intellectual Property. Buyer may from time to time, upon reasonable written notification to Seller, perform an audit of Seller’s use of the Licensed Intellectual Property and Seller’s compliance with the provisions of the license to the Licensed Intellectual Property granted pursuant to Article 5A. Any such audit shall be made during Seller’s normal business hours. Buyer shall notify Seller in writing, at least ten business days prior to such audit. Such audit shall not unreasonably interfere with Seller’s business operations.

Section 5A.6         No Warranty.

SELLER RECEIVES NO WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND BUYER SPECIFICALLY DISCLAIMS ANY CONDITION OF QUALITY AND ANY IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE FOR ANY OF THE ITEMS COMPRISING THE LICENSED INTELLECTUAL PROPERTY.

Section 5A.7         Limitation of Liability.

BUYER SHALL UNDER NO CIRCUMSTANCES BE LIABLE TO SELLER FOR ANY LOSS OF DATA, PROFITS, SAVINGS, USE OR BUSINESS; FOR DELAYS, INCONVENIENCE OR BUSINESS INTERRUPTION; OR FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS AND SHALL NOT BE LIABLE TO SELLER FOR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, CONTINGENT, PUNITIVE OR CONSEQUENTIAL DAMAGES IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH THE PROVISIONS OF THIS SECTION VA, REGARDLESS OF WHETHER BUYER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 5A.8         Term and Termination.

The license granted by Buyer to Seller pursuant to Section 5A.1(i) shall be in effect from and after the Closing Date until the earlier to occur of the Philips Termination Date or such earlier date as Buyer may exercise its termination rights pursuant to this Section 5A.8.  The license granted by Buyer to Seller pursuant to Section 5A.1(ii) shall be in effect from and after the Closing Date until the earlier to occur of the EES Termination Date or such earlier date as Buyer may exercise its termination rights pursuant to this Section 5A.8.  The license granted by Buyer to Seller pursuant to Section 5A.1(iii) shall be in effect from and after the Closing Date until the earlier to occur of the first date upon which the Seller has no continuing Service or Warranty Obligations or such earlier date as Buyer may exercise its termination rights pursuant to this Section 5A.8.  The license granted by Buyer to Seller pursuant to Section 5A.1(iv) shall be in effect from and after the Closing Date until the earlier to occur of the first date upon which each of the SenoScan Upgrade Contracts has been terminated or such earlier date as Buyer may exercise its termination rights pursuant to this Section 5A.8.  The license granted by Buyer to Seller pursuant to Section 5A.1(v) shall be in effect from and after the Closing Date until the earlier to occur of the sale of all or substantially all of the assets of the Seller’s RE&S business as they exist as of the date hereof (unless transferred by Seller concurrently with such sale in accordance with the terms of Section 5A.1(c)) or such earlier date as Buyer may exercise its termination rights pursuant to this Section 5A.8.  The licenses granted by Buyer to Seller pursuant to Section 5A.1 are each referred to herein individually as a “License” and collectively as the “Licenses”.  The period of time during which each such License shall remain in effect pursuant to this Section 5A.8 is referred to herein as the “License Term” of such License.  If Seller materially breaches any of its obligations contained in this Agreement, Buyer may terminate any or all of the Licenses upon written notice to Seller and the expiration of a reasonable cure period allowing Seller to correct such breach. Notwithstanding the foregoing upon any material breach by Seller of any of its obligations contained in this Agreement, which is due to Seller’s gross negligence or intentional misconduct, Buyer may immediately terminate any or all of the Licenses upon written notice to Seller. In no event shall Buyer be required to provide a cure period pursuant to this Section 5A.8 in excess of forty-five (45) days.

Section 5A.9         Effect of Termination.

Upon the expiration of the License Term of any License, Seller shall return to Buyer all physical copies of the Licensed Intellectual Property and certify in writing the destruction of any soft copies of any software comprising the Licensed Intellectual Property, unless such copies are still being used by the Seller pursuant to any other License the term of which has not then expired. The provisions of Article VA, other than Section 5A.1(a) shall survive the termination or expiration of the License Term of each License.

ARTICLE VI.         CONDITIONS TO CLOSING

Section 6.1             Conditions to Each Party’s Obligation To Close.

The obligations of each party to this Agreement to complete the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Seller Voting Proposal shall have been approved at the Seller Meeting, at which a quorum is present, by the affirmative vote of the holders of a majority of the shares of Seller Common Stock outstanding on the record date for the Seller Meeting.

(b) Governmental Approvals.  All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, shall have been filed, been obtained or occurred.

(c) No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule or regulation which is in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby.

Section 6.2             Additional Conditions to Obligations of Buyer.

The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer:

(a) Representations and Warranties.  Except for the representations and warranties contained in Section 2.3, Section 2.9 and Sections 2.10(m) and (n), each of the other representations and warranties of the Seller contained in this Agreement or in the Seller Disclosure Schedule or any certificate delivered pursuant hereto shall be true and correct as of the Closing Date except with respect to such matters that could not reasonably be expected to have a Mammography Intellectual Property Material Adverse Effect.  The representation set forth in Section 2.9 shall be true and correct in all material respects as of the Closing Date.  The representations set forth in Section 2.3 and Section 2.10(m) and (n) shall be true and correct as of the Closing Date. Buyer shall have received at the Closing a certificate, signed by the president and chief financial officer of Seller to such effect.

(b) Performance of Obligations of Seller.  Seller shall have taken all necessary corporate or other actions to consummate the transactions contemplated hereby and shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement or any Ancillary Agreement to be performed or complied with by it at or prior to the Closing; and Buyer shall have received a certificate signed on behalf of Seller by the president and chief financial officer of Seller to such effect.

(c) Third Party Consents.  The Seller shall have obtained (i) all consents and approvals of third parties referred to in Schedule 6.2(c) and (ii) any other consent or approval of any third party (other than a Governmental Entity), the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Mammography Intellectual Property Material Adverse Effect.

(d) Absence of Certain Litigation.  There shall not be any suit, action or other proceeding, investigation or inquiry brought by any Governmental Entity that could result in (i) the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or asserts the illegality thereof or (ii) a Mammography Intellectual Property Material Adverse Effect.  There shall not be any suit, action or other proceeding brought by any third party (other than a Governmental Entity) before a Governmental Entity that could reasonably be expected to result in (i) the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or asserts the illegality thereof or (ii) a Mammography Intellectual Property Material Adverse Effect.

(e) No Bankruptcy.  Seller shall not (i) have commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, or have consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or have made a general assignment for the benefit of its creditors, or (ii) have an involuntary case or other proceeding commenced against it which remains pending seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereinafter in effect or seeking the appointing of a trustee, receiver, liquidator, custodian or similar official of it or substantially all of its property or (iii) have an attachment placed on any item of the Mammography Intellectual Property.

(f) Instruments of Transfer.  Seller shall have executed and delivered to Buyer good and sufficient instruments of transfer of title to all of Mammography Intellectual Property including the Bill of Sale, Intellectual Property Assignment, and such other instruments of transfer as may be required and as contemplated by Section 1.6 hereof.

(g) Delivery of Mammography Intellectual Property.  Seller shall have delivered to Buyer’s reasonable satisfaction all tangible embodiments in whatever form of the Mammography Intellectual Property to the Buyer including, without limitation:

(i)            applications for and registrations of patents, trademarks, trade names, service marks and copyrights;

(ii)           computer disks or hard drives containing computer software programs and applications (in source code and object code) (other than the Excluded Software);

(iii)          Customer Information;

(iv)          Vendor Lists;

(v)           written research materials, technical information, designs, drawings, formulae, processes, and procedures; and

(vi)          all Regulatory Data.

and Seller shall have taken all requisite steps to put Buyer in actual possession and control of the Mammography Intellectual Property.

(h) Release of Liens, Security Interests and Other Encumbrances.  Seller shall have delivered to Buyer evidence satisfactory to Buyer and its counsel that Seller is able to deliver the Mammography Intellectual Property free and clear of all Encumbrances; including without limitation, if applicable, such Tax lien waivers from the applicable Governmental Entities as may be customary or appropriate for a transaction of this type.

(i) Ancillary Agreements.  The Buyer shall have received the Ancillary Agreements required to be executed and delivered by the Seller or any of its subsidiaries on or before the Closing, including without limitation the Bill of Sale, the Intellectual Property Assignments, and such other instruments of transfer as may be required pursuant to Section 1.6 of this Agreement.

(j) Notice of Termination.  Prior to the Closing, Seller shall have delivered a notice in proper form and content to Philips setting forth the Seller’s intention to terminate the Philips Supply Agreement as of October 14, 2007.

(k) Opinion of Counsel.  Seller shall have delivered to Buyer opinions of Davis Graham & Stubbs LLP, and Faegre and Benson, legal counsel to Seller, dated as of the Closing Date, which, in the aggregate, will be substantially in the form of Exhibit D.

Section 6.3             Additional Conditions to Obligations of Seller.

The obligation of Seller to complete the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a) Representations and Warranties.  The representations and warranties of the Buyer contained in this Agreement or in the Buyer Disclosure Schedule or any certificate delivered pursuant hereto shall be complete and correct in all material respects as of the Closing Date (except that any such representation or warranty qualified as to materiality or a Buyer’s Material Adverse Effect shall continue to be complete and correct in all respects as of the Closing Date); and Seller shall have received at the Closing a certificate, signed by the president or chief financial officer of Buyer, to such effect.

(b) Performance of Obligations of Buyer.  Buyer shall have taken all necessary corporate actions to consummate the transactions contemplated hereby and shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by them at or prior to the Closing; and Seller shall have received at the Closing a certificate, signed by the president or chief financial officer of Buyer, to such effect.

(c) Assumption Document.  Buyer shall have executed and delivered all Ancillary Agreements to be executed and delivered by Buyer on or before the Closing.

(d) Opinion of Counsel.  Buyer shall have delivered to Seller an opinion of Brown Rudnick Berlack Israels LLP, legal counsel to Buyer, dated as of the Closing Date, in substantially the form of Exhibit E.

ARTICLE VII.       TERMINATION AND AMENDMENT

Section 7.1             Termination.

This Agreement may be terminated at any time prior to the Closing (with respect to Sections 7.1(b) through 7.1(h), by written notice by the terminating party to the other party), whether before or after approval of the transactions contemplated hereby by the stockholders of Seller:

(a) by mutual written consent of Buyer and Seller; or

(b) by either Buyer or Seller if the Closing shall not have been consummated by November 15, 2005, or such later date as has been agreed upon in writing by Buyer and Seller (the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before such date; or

(c) by Buyer if there shall have been instituted any suit, action, proceeding, brought by any third party (other than a Governmental Entity) against the Seller and/or the Buyer (each a “Pending Action”) that would reasonably be expected to result in (i) the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or asserts the illegality thereof or (ii) a Mammography Intellectual Property Material Adverse Effect and which has been pending for at least 45 days without being dismissed, settled, terminated, withdrawn or finally adjudicated; or by Buyer if there shall have been instituted any suit, action, proceeding, or other Material Investigation or Inquiry brought by an Governmental Entity that would reasonably be expected to result in (i) the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or asserts the illegality thereof or (ii) a Mammography Intellectual Property Material Adverse Effect and which has been pending for at least 15 days without being dismissed, settled, terminated, withdrawn or finally adjudicated. For purposes of this Section 7.1(c), a “Material Investigation or Inquiry” shall mean any investigation or inquiry brought or initiated by any Governmental Entity, other than an informal investigation or inquiry that would not reasonably be expected to require significant time or effort to comply with, or which has not previously required Buyer to incur more than $100,000 in expenses to comply with.

(d) by either Buyer or Seller, if at the Seller Meeting (including any adjournment or postponement) the requisite vote of the stockholders of Seller in favor of the Seller Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Seller where the failure to obtain Seller stockholder approval shall have been caused by the action or failure to act of Seller in breach of this Agreement and shall not be available to Buyer where such failure is caused by a breach of this Agreement by Buyer); or

(e) by Buyer, if: (i) the Board of Directors of Seller shall have failed to recommend approval of the Seller Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Seller Voting Proposal; (ii) after the receipt by Seller of an Acquisition Proposal, Buyer requests in writing that the Board of Directors of Seller reconfirm its recommendation of this Agreement or the transactions contemplated hereby and the Board of Directors of Seller fails to do so within ten business days after its receipt of Buyer’s request; (iii) the Board of Directors of Seller shall have approved or recommended to the stockholders of Seller an Alternative Transaction (as defined in Section 7.3(e)); or (iv) for any reason Seller fails to call and hold the Seller Meeting by the Outside Date; or

(f) by either Buyer or Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement,

which breach (i) causes the conditions set forth in Section 6.2(a) or (b) (in the case of termination by Buyer) or 6.3(a) or (b) (in the case of termination by Seller) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the breaching party of written notice of such breach from the other party;  provided, however, that the terminating party may not then be in breach of its material obligations under this Agreement; or

(g) by Buyer, if Seller shall have breached its obligations set forth in Section 5.1 or Seller shall furnish non-public information to any person or entity in connection with an Acquisition Proposal, or enter into discussions or negotiations with any person or entity in connection with an Acquisition Proposal unless such discussions constitute Seller Permitted Response Actions; or

(h) by Seller at any time prior to the approval of the Seller Voting Proposal, if Seller has received a Superior Proposal and Seller’s Board of Directors shall have withdrawn or modified its recommendation of the Seller Voting Proposal in accordance with Section 5.4, provided, however, that Seller may not terminate this Agreement pursuant to this Section 7.1(h) unless (A) Seller shall have complied with Section 5.1, (B) Seller shall have complied with Section 7.3, including without limitation having repaid all amounts due under the Loan Agreement prior to such termination and (C) Seller is not otherwise then in breach of its material obligations under this Agreement.

Section 7.2             Effects of Termination.

In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer or Seller or their respective officers, directors, stockholders or affiliates, except as set forth in Section 7.3 of this Agreement or in the Loan Agreements as provided in the following sentence and except that nothing herein shall relieve any party from liability for any breach of this Agreement.  Notwithstanding anything to the contrary in the foregoing, the parties understand and agree that the terms and conditions of the Loan Agreement and the parties respective rights and obligations thereunder shall be governed by the terms thereof, and shall not be affected by the termination of this Agreement except to the extent expressly provided herein or therein.  Without limiting the foregoing, the parties understand and agree that for purposes of the Loan Agreement the representations and warranties set forth in this Agreement and incorporated by reference in the Loan Agreement shall survive the termination of this Agreement until all amounts due under the Loan Agreement are fully paid or discharged.

Section 7.3             Fees, Expenses, Loan Repayment.

(a)           Except as set forth in this Section 7.3 or otherwise expressly provided in this Agreement or any Ancillary Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transaction is consummated.

(b) Seller shall pay Buyer up to $800,000 (or $1,280,000 in the case of a termination described in Section 7.3(c) below) as reimbursement for reasonable out-of-pocket expenses of Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of Buyer’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors; such expenses to be referred to as “Buyer Reimbursable Expenses”), (i) upon termination of this Agreement by Buyer pursuant to Section 7.1(g), (ii) upon the termination of this Agreement by Buyer pursuant to Section 7.1(b) if Seller’s failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Outside Date, or (iii) upon termination of the Agreement by Buyer or Seller pursuant to Section 7.1(d).  Buyer shall promptly provide Seller with invoices or other reasonable evidence of such expenses upon written request by Seller.  Any amount paid by Seller to Buyer in respect of Buyer Reimbursable Expenses shall offset on a dollar-for-dollar basis any fees payable by Seller to Buyer pursuant to Section 7.3(c).

(c) Seller shall pay Buyer a termination fee of $1,280,000 upon the earliest to occur of the following events: (i) the termination of this Agreement by Seller pursuant to Section 7.1(h); (ii) the termination of this Agreement by Buyer or Seller pursuant to Section 7.1(d) as a result of the failure to receive the requisite vote for approval of the Seller Voting Proposal by the stockholders of Seller at the Seller Meeting if, at the time of such failure, there shall have been announced (and not unconditionally withdrawn) an Alternative Transaction relating to Seller; (iii) the termination of this Agreement by Buyer pursuant to Section 7.1(e); (iv) the termination of this Agreement by Buyer pursuant to Section 7.1(f); and (iv) the termination of this Agreement by Buyer pursuant to Section 7.1(g) and within twelve months thereafter, Seller shall have entered into an agreement to engage in an Alternative Transaction or shall have engaged in an Alternative Transaction.

(d) The expenses and fees, if applicable, payable pursuant to Section 7.3(b), and 7.3(c) shall be paid within two business days after demand therefor following the first to occur of the events giving rise to the payment obligation described in Section 7.3(b) and 7.3(c); provided, however, that such amount shall be required to be paid prior to the taking of any action to the extent expressly set forth in this Section 7.3 or elsewhere in this Agreement.  If Seller fails to promptly pay to Buyer any expense reimbursement or fee due hereunder, Seller shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America (or successor thereto) plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

(e) Seller shall repay all outstanding amounts of principal and interest due under the Loan Agreement upon the earliest to occur of the following events: (i) immediately prior to Seller, or any officer, director, employee, financial advisor, representative or agent of Seller furnishing non-public information to any person or entity in connection with an Acquisition Proposal, or entering into discussions or negotiations with any person or entity in connection with an Acquisition Proposal unless such discussions constitute

Seller Permitted Response Actions; (ii) the date upon which Buyer terminates this Agreement in accordance with Section 7.1(e), Section 7.1(f) or Section 7.1(g); (iii) the date upon which Seller terminates this Agreement in accordance with Section 7.1(h); (iv) the date upon which Buyer terminates this Agreement pursuant to Section 7.1(b) if Seller’s failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Outside Date, (v) the date upon which Lender or Maker terminates the Asset Purchase Agreement pursuant to Section 7.1(d) of the Asset Purchase Agreement, (vi) 30 days after the date upon which this Agreement is terminated by Buyer or Seller pursuant to Section 7.1(a), or 7.1(b) provided that neither party’s failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Outside Date, (vii) 180 days after the date upon which this Agreement is terminated by Buyer pursuant to Section 7.1(c); or (viii) 180 days after the date upon which this Agreement is terminated by the Seller pursuant to Section 7.1(f) or 7.1(b) if, in the case of the Seller’s termination pursuant to Section 7.1(b), Buyer’s failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Outside Date.

(f)  As used in this Agreement, “Alternative Transaction” means either (i) a transaction pursuant to which any person (or group of persons) other than Buyer or its affiliates (a “Third Party”), acquires more than 25% of the outstanding shares of Seller Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Seller pursuant to which any Third Party acquires more than 25% of the outstanding shares of Seller Common Stock or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of the Mammography Intellectual Property, or (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; provided, however, an Alternative Transaction shall not include any transaction which, by its express terms, permits and does not otherwise materially interfere with the transactions to be consummated as contemplated hereby.

Section 7.4             Amendment.

This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the transactions contemplated hereby by the stockholders of Seller, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.5             Extension; Waiver.

At any time prior to the Closing, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,

(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VIII.      INDEMNIFICATION

Section 8.1             Definitions and Rules.

For purposes of this Article 8:

“Losses” means all losses, damages (including, without limitation, punitive and consequential damages), liabilities, payments and obligations, and all expenses related thereto.  Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation for which indemnity is forthcoming under Section 8.2 or Section 8.3 below, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action.

“Buyer’s Indemnified Persons” means Buyer, subsidiaries and affiliated corporations, and their respective directors, officers, employees, stockholders and agents.

“Indemnified Person” means any person entitled to be indemnified under this Article 8.

“Indemnifying Person” means any person obligated to indemnify another person under this Article 8.

“Seller Indemnified Persons” means Seller.

“Third Party Action” means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any person believes it may be an Indemnified Person hereunder.

Section 8.2             Indemnification by Seller.

Subject to this Article 8, Seller agrees to defend, indemnify and hold harmless Buyer’s Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

(a) resulting from or arising out of any breach of the representations or warranties set forth in Section 2.3 (Authorization of Transaction), Section 2.9 (Title to the Mammography Intellectual Property) or Section 2.10(m) or (n);

(b) resulting from or arising out of any breach of any covenant or agreement made by Seller in or pursuant to this Agreement relating to confidentiality or to be performed by Seller on or after the Closing, including, without limitation, the covenants and agreements of Seller contained in Section 5.09 and Article VA;

(c) resulting from or arising out of any liability, payment or obligation in respect of any Taxes owing by Seller of any kind or description (including interest and penalties with respect thereto) for all periods or portions of periods ending on or before the Closing Date;

(d) resulting from or arising out of any Retained Liabilities;

(e) resulting from or arising out of any Pending Actions;

(f) resulting from or arising out of the fraud of Seller, including without limitation any breach of Seller’s covenants or agreements set forth in Section 5.2(b).

Section 8.3             Indemnification by Buyer.

From and after the Closing Date, Buyer shall indemnify and hold harmless Seller Indemnified Persons from any and all Losses directly or indirectly incurred by or sought to be imposed upon them:

(a) resulting from or arising out of any breach of any of the representations or warranties made by Buyer in Section 3.2 (Authorization of Transaction) hereof;

(b) resulting from or arising out of any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement to be performed by Buyer on or after the Closing including, without limitation, the covenants and agreements of Buyer contained in Article VA;

(c) resulting from or arising out of any Assumed Liabilities; or

(d) resulting from or arising out of the fraud of Buyer, including without limitation any breach of Buyer’s covenants or agreements set forth in Section 5.2(c).

Section 8.4             Notice.

The Indemnified Person shall give prompt written notice to the Indemnifying Person of each claim for indemnification hereunder, specifying the amount and nature of the claim, and of any matter which in the opinion of the Indemnified Person is likely to give rise to an indemnification claim.  The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was prejudiced thereby under this Article 8.

Section 8.5             Defense of Third Party Actions.

(a) Promptly after receipt of notice of any Third Party Action, any person who believes he, she or it may be an Indemnified Person will give notice to the potential Indemnifying Person of such action.  The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless, and to the extent, it was prejudiced thereby, nor will it relieve it of any liability which it may have other than under this Article 8.

(b) Upon receipt of a notice of a Third Party Action, the Indemnifying Person shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in paragraph (c) below.

(c) By written notice within twenty (20) days after receipt of a notice of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person agrees (i) to promptly indemnify the Indemnified Person for its reasonable expenses to date, and (ii) to hold the Indemnified Person harmless from and against any and all indemnified Losses, caused by or arising out of any settlement of the Third Party Action or any judgment in connection with that Third Party Action.  The Indemnifying Persons shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the unconditional release by the third party claimant of the Indemnified Person, or consent to entry of any judgment, except with the consent of the Indemnified Person.

(d) Upon assumption of control of the defense of a Third Party Action under paragraph (c) above, the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense of the Third Party Action, other than reasonable expenses of investigation.

(e) If the Indemnifying Person does not elect to control the defense of a Third Party Action under paragraph (c), the Indemnifying Person shall promptly reimburse the Indemnified Person for expenses incurred by the Indemnified Person in connection with defense of such Third Party Action, as and when the same shall be incurred by the Indemnified Person.

(f) In the event an Indemnifying Person successfully demonstrates that the party seeking indemnification is responsible and the Indemnifying Person is in fact the party entitled to indemnity hereunder, the Indemnifying Party shall be entitled to recover its Losses with respect to such matter from the party initially seeking indemnification hereunder.

(g) Any person who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate with the party which assumed such defense.

Section 8.6             Miscellaneous.

(a) Buyer’s Indemnified Persons shall be entitled to indemnification under Section 8.2 and Seller’s Indemnified Persons shall be entitled to indemnification under Section 8.3, regardless of whether the matter giving rise to the applicable liability, payment, obligation or expense may have been previously disclosed to any such person unless disclosed in writing herein on the Schedules hereto unless otherwise indicated to the contrary thereon.  The waiver by any party of a condition to Closing which is based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect that or any other person’s right to indemnification of Losses hereunder or other remedy.

(b) If any Loss is recoverable under more than one provision hereof, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

Section 8.7             Payment of Indemnification.

Claims for indemnification under this Article 8 shall be paid or otherwise satisfied by the Indemnifying Persons within thirty (30) days after notice thereof is given by the Indemnified Person.

ARTICLE IX.        ADDITIONAL POST-CLOSING AGREEMENTS

Section 9.1             Books and Records; Tax Matters.

(a) Books and Records.  Each party agrees that it will fully cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with (i) any Tax inquiry, audit, investigation or dispute, any litigation or investigation, (ii) any financial statements or financial statement audits required to be provided and/or filed by the Buyer pursuant to any federal or state securities laws, or (iii) any other matter requiring any such Books and Records, information or employees for any reasonable business purpose.  The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.  All information received pursuant to this Section 9.1(a) shall be subject to the terms of the Confidentiality Agreement.

(b) Cooperation and Records Retention.  Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each provide the other with any records or other information then in the possession of such party that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period.  Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information used in the preparation of such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

(c) Payment of Liabilities.  Following the Closing Date, Seller shall pay promptly when due all of the debts and Liabilities of Seller, including any liability for Taxes.

Section 9.2             Nonsurvival of Representations, Warranties and Agreements.

Except for the representations and warranties contained in Section 2.3 (Authorization of Transaction), Section 2.9 (Title to the Mammography Intellectual Property), Sections 2.10(m) and (n) and Section 3.2 (Authorization of Transaction) of this Agreement or as otherwise provided in the Loan Agreement (for purposes thereof), none of the representations or warranties in this Agreement, any Ancillary Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, but shall expire with and be terminated and extinguished upon the Closing; provided, however that nothing herein shall relieve any party from any indemnification obligations arising under Article VIII or out of such party’s fraud.

Section 9.3             Covenant Not to Compete.

(a) Seller agrees that, after the Closing, Buyer shall be entitled to the goodwill and going concern value of the Mammography Intellectual Property and to protect and preserve the same to the maximum extent permitted by law.  Seller also acknowledges that its and its subsidiaries respective contributions to the Mammography Intellectual Property have been uniquely valuable and involve proprietary information that would be competitively unfair to make available to any competitor of the Mammography Business.  For these and other reasons and as an inducement to Buyer to enter into this Agreement, Seller, on behalf of itself and its subsidiaries, agrees that for a period of five years following the Closing Date neither Seller nor the subsidiaries will, directly or indirectly, for its own benefit or as agent for another, carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services to, or allow its name or reputation to be used in or by any other present or future business enterprise that competes with Buyer for so long as Buyer or any person entitled to or acquiring ownership of the goodwill of the Mammography Intellectual Property through Buyer carries on a like business therein, but in no event more than the said five-year period; provided however that the foregoing covenants shall not prohibit, or be interpreted as prohibiting, Seller or the subsidiaries from:  (i) continuing anywhere in the world in any type of business conducted by the Seller or the subsidiaries on the date hereof, which is not competitive with the business of the Buyer; (ii) entering into any relationship with a person not owned, managed, operated or controlled by Seller or the subsidiaries for purposes unrelated to the Mammography

Business; and (iii) making equity investments in publicly owned companies which may compete with the business of the Buyer, provided such investments do not exceed 5% of the voting securities or otherwise confer control of any such competitive business upon the Seller or the subsidiaries.  Notwithstanding the foregoing, nothing herein shall limit the ability of the Seller or its subsidiaries to sell Consumables as defined on Schedule 9.3(a) exclusively for use with any MammoTest Product.

(b) Restrictions on Soliciting Employees.  In addition, to protect Buyer against any efforts by Seller or the subsidiaries to cause the Transferred Employees to terminate their employment, Seller, on behalf of itself and its subsidiaries, agrees that for a period of five years following the Closing Date, such person will not directly or indirectly (i) induce any Transferred Employee to leave Buyer or to accept any other employment or position (including with Seller or any of the subsidiaries), or (ii) assist any other entity in hiring any Transferred Employees.

(c) Special Remedies and Enforcement.  The parties agree that a breach by Seller or any of the subsidiaries of any of the covenants set forth in this Section 9.3 could cause irreparable harm to Buyer, that Buyer’s remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against any Seller and/or any of the subsidiaries, in addition to any other rights and remedies that are available to Buyer.  In connection with any such action or proceeding for injunctive relief, Seller, on behalf of itself and each of the subsidiaries, hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Section 9.3 specifically enforced against such person and consents to the entry of injunctive relief against such person enforcing or restraining any breach or threatened breach of this Section 9.3.

(d) Severability.  If this Section 9.3 is more restrictive than permitted by the laws of any jurisdiction in which Buyer seeks enforcement hereof, this Section 9.3 shall be limited to the extent required to permit enforcement under such laws.  In particular, the parties intend that the covenants contained in Section 9.3(a) shall be construed as a series of separate covenants, one for each county and city in which the Mammography Business has been carried on and in which Buyer conducts a similar business after the Closing Date.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms.  If, in any proceeding, a court or arbitrator shall refuse to enforce any of the separate covenants, then such unenforceable covenant shall be deemed eliminated from this Section 9.3 for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.  If the provisions of this Section 9.3 shall ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations in scope, as the case may be, permitted by applicable regulations.

(e) Successors and Assigns. The provisions of this Section 9.3 shall be binding upon the successors and assigns of the remaining business of Seller and its subsidiaries.

Section 9.4             Financial Statements.

Following the Closing, Seller shall fully cooperate with and assist Buyer in obtaining timely the audited and other financial statements to the extent required to be filed by Buyer to report the acquisition of the Mammography Intellectual Property and any necessary accountants consents, including without limitation providing any management letters or other assurances reasonably requested by such accountants in connection therewith.

ARTICLE X.          MISCELLANEOUS

Section 10.1           Notices.

All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service for next business day delivery, in each case to the intended recipient as set forth below:

(a)           if to Buyer, to

Hologic, Inc.

35 Crosby Drive

Bedford, MA  01730-1401

Attn: Jack Cumming

Telecopy: (781) 276-0580

with a copy to:

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, MA 02111

Attn: Philip J. Flink, Esq.

Telecopy: (617) 526-5000

(b)           if to Seller, to

Fischer Imaging Corporation

12300 North Grant Street
Denver, Colorado 80241
Attn:  Harris Ravine

Telecopy: (303) 450-4335

with a copy to:

Davis Graham & Stubbs LLP

1550 Seventeenth Street
Suite 500
Denver, Colorado 80202
Attn: Ronald R. Levine, II, Esq.

Telecopy: (303) 893-1379

Notwithstanding the foregoing, any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including, without limitation, personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail); provided, however, that no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 10.2           Interpretation.

(a) The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

(b) Further, when a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The phrases “the date of this Agreement,”  “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 22, 2005.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be following by the words “without limitation.”

Section 10.3           Counterparts.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.4           Entire Agreement; No Third Party Beneficiaries.

This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreement shall remain in full force and effect until the Closing.  Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Seller nor Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 10.5           Governing Law and Venue.

THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY IN SUCH STATE.  The parties hereby (a) irrevocably submit to the jurisdiction of the Chancery Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and the transactions contemplated hereby and (b) waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts.  The parties hereby consent to and grant any such court’s jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.1, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

Section 10.6           Waiver of Jury Trial.

EACH OF BUYER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 10.7           Assignment.

Neither this Agreement, any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that Buyer may assign any of its rights under this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing (a) to one or more banks or other lenders which provide financing to Buyer from time to time, (b) to any successor to all or substantially all of its business and assets relating to the subject matter of this Agreement and (c) to one or more subsidiaries (including subsidiaries of subsidiaries) of Buyer.  Any assignment in violation of this Agreement shall be deemed a breach hereof for which Buyer shall be entitled to retain all amounts that would otherwise be payable by Buyer hereunder as liquidated damages and not as a penalty.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 10.8           Severability.

In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.9           Subsidiaries.

To the extent that any of the Mammography Intellectual Property is owned by a subsidiary of Seller, Seller hereby represents and warrants that it has so indicated in the applicable Seller Disclosure Schedule, and that all representations, warranties, covenants and agreements set forth herein (other than Section 2.1 or if the context otherwise requires) shall refer to Seller and such subsidiaries taken as a whole.  Seller further covenants and agrees that all such items of the Mammography Intellectual Property shall be sold to the Buyer hereunder as if owned by Seller and that Seller shall cause each such subsidiary to execute and deliver such bills of sale and other instrument of transfer as Buyer may reasonably request to transfer title to such items of the Mammography Intellectual Property as contemplated by this Agreement.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

FISCHER IMAGING CORPORATION

By:	/s/ Harris Ravine

Title:	President and Chief Executive Officer

HOLOGIC, INC.

By:	/s/ Glenn P. Muir

Title:	Executive Vice President

LIST OF EXHIBITS

Exhibit A-Bill o Sale

Exhibit B-1 Patent Assignment

Exhibit B-2 Trademark Assignment

Exhibit C-Loan Agreement

Exhibit C-1 Security Agreement

Exhibit C-2 Patent Security Agreement

Exhibit C-3 Trademark Security Agreement

Exhibit C-4 Promissory Note

Exhibit D-Opinions to be given by Graham, Davis and Faegre & Benson

Exhibit E-Opinions to be given by Brown Rudnick Berlack Israels LLP

LIST OF SCHEDULES

Schedule 1.1(iii)-Excluded Software

Seller Disclosure Schedules-Schedules 2.02-2.16

Schedule 4.1(a)-Covenants Regarding Maintenance of Mammography Intellectual Property

Schedule 5.9-Post Closing Contractual Arrangements

Schedule 5A.1-Licensed Intellectual Property

Schedule 5A.1(d)-RE&S Products

Schedule 6.2(c)-Third Party Consents

Schedule 9.3(a)-Definition of Consumables

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